EXHIBIT 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of June 5, 2018 among
PAR TECHNOLOGY CORPORATION,
as the Borrower,

the Loan Parties from time to time party hereto and
CITIZENS BANK, N.A.,
as Lender

EXHIBIT 10.1

Table of Contents

Article 1. Definitions and Rules of Construction    1
Section 1.1    Definitions    1
Section 1.2    Classification of Loans    46
Section 1.3    Terms Generally    47
Section 1.4    Accounting Terms; GAAP    47
Section 1.5    Rounding    48
Section 1.6    References to Time    48
Section 1.7    Resolution of Drafting Ambiguities    48
Article 2. The Credits    48
Section 2.1    Revolving Commitment    48
Section 2.2    Loans, Conversions and Continuations of Loans    48
Section 2.3    Increase in Revolving Commitment    50
Section 2.4    Letters of Credit    50
Section 2.5    Termination of Commitments    55
Section 2.6    Repayment of Loans; Evidence of Debt    55
Section 2.7    Prepayments    56
Section 2.8    Payments Generally; Lender’s Clawback    58
Section 2.9    [Reserved]    58
Section 2.10    Cash Collateral    58
Article 3. Interest, Fees, Yield Protection, etc.    59
Section 3.1    Interest    59
Section 3.2    Fees    60
Section 3.3    Alternate Rate of Interest    61
Section 3.4    Increased Costs; Illegality    62
Section 3.5    Break Funding Payments    64
Section 3.6    Taxes    65
Article 4. Conditions Precedent to Credit Extensions    66
Section 4.1    Conditions to Initial Credit Extensions    66
Section 4.2    Conditions to All Credit Extensions    69
Article 5. Representations and Warranties    70
Section 5.1    Existence, Qualification and Power; Compliance with Laws    70
Section 5.2    Authorization; No Contravention    70
Section 5.3    Governmental Authorization; Other Consents    70
Section 5.4    Binding Effect    71
Section 5.5    Financial Statements; No Material Adverse Effect    71
Section 5.6    Litigation    71
Section 5.7    Environmental Matters    71
Section 5.8    Ownership of Properties; Liens    73
Section 5.9    Casualty, Etc    73
Section 5.10    Investment Company Status, Etc    74
Section 5.11    Taxes    74

EXHIBIT 10.1

Table of Contents (continued)

Section 5.12    ERISA    74
Section 5.13    Subsidiaries; Equity Interests    75
Section 5.14    Insurance    75
Section 5.15    Federal Reserve Regulations, Etc    75
Section 5.16    Collateral Documents    76
Section 5.17    Solvency    76
Section 5.18    Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws    76
Section 5.19    Owned Real Property    77
Section 5.20    Accuracy of Information, Etc    77
Section 5.21    Labor Matters    77
Section 5.22    [Reserved]    78
Section 5.23    No Default    78
Section 5.24    Common Enterprise    78
Section 5.25    Brokers’ Fees    78
Section 5.26    EEA Financial Institutions    78
Section 5.27    Government Contracts    78
Article 6. Affirmative Covenants    79
Section 6.1    Financial Statements and Other Information    79
Section 6.2    Notices of Material Events    81
Section 6.3    Existence; Conduct of Business    82
Section 6.4    Payment and Performance of Obligations    82
Section 6.5    Maintenance of Properties    82
Section 6.6    Books and Records; Inspection Rights    82
Section 6.7    Compliance with Laws    83
Section 6.8    Use of Proceeds    83
Section 6.9    Information Concerning Collateral    83
Section 6.10    Insurance    84
Section 6.11    Casualty Events; Extraordinary Receipts    85
Section 6.12    Covenant to Guarantee and Provide Security    85
Section 6.13    Environmental Matters    87
Section 6.14    Subsidiaries    87
Section 6.15    Depository Banks    87
Section 6.16    Federal Assignment of Claims Act; Debarment    87
Section 6.17    Certain Post-Closing Obligations    88
Article 7. Negative Covenants    88
Section 7.1    Indebtedness    88
Section 7.2    Liens    91
Section 7.3    Fundamental Changes; Business; Fiscal Year    92
Section 7.4    Investments    93
Section 7.5    Dispositions    95
Section 7.6    Sale and Leaseback Transactions    97
Section 7.7    Swap Agreements    97
Section 7.8    Restricted Payments    97

EXHIBIT 10.1

Table of Contents (continued)

Section 7.9    Transactions with Affiliates    97
Section 7.10    Restrictive Agreements    98
Section 7.11    Amendment of Material Documents    98
Section 7.12    Financial Covenants    98
Section 7.13    Payments on Subordinated Debt    99
Section 7.14    Government Regulation    99
Section 7.15    New Hartford Property    100
Article 8. Events of Default    100
Section 8.1    Events of Default    100
Section 8.2    Remedies Upon Event of Default    103
Section 8.3    Application of Funds    103
Article 9. GUARANTEE    104
Section 9.1    Guarantee    104
Section 9.2    Guarantee of Payment    104
Section 9.3    Fraudulent Transfer    104
Section 9.4    Reinstatement    105
Section 9.5    No Discharge or Diminishment of Guarantee    105
Section 9.6    Defenses Waived    105
Section 9.7    Agreement to Pay    106
Section 9.8    Contribution and Subrogation    106
Section 9.9    Subordination    107
Section 9.10    Keepwell    107
Section 9.11    Release of Guarantors    107
Article 10. Miscellaneous    108
Section 10.1    Notices    108
Section 10.2    Waivers; Amendments    109
Section 10.3    Expenses; Indemnity; Damage Waiver    109
Section 10.4    Successors and Assigns    111
Section 10.5    Survival    112
Section 10.6    Counterparts; Integration; Effectiveness    112
Section 10.7    Severability    113
Section 10.8    Right of Setoff    113
Section 10.9    Governing Law; Jurisdiction; Consent to Service of Process    113
Section 10.10 WAIVER OF JURY TRIAL    114
Section 10.11 Payments Set Aside    114
Section 10.12 Headings    115
Section 10.13 Interest Rate Limitation    115
Section 10.14 Treatment of Certain Information; Confidentiality    115
Section 10.15 USA PATRIOT Act Notice    116
Section 10.16 No Fiduciary Duty    116

EXHIBIT 10.1

SCHEDULES:

Schedule 2.1	Commitments
Schedule 4.1(f)	Collateral Documents and Related Requirements
Schedule 5.6	Disclosed Matters
Schedule 5.13	Subsidiaries; Equity Interests
Schedule 5.14	Insurance
Schedule 5.16(a)	UCC Filing Offices
Schedule 5.19	Owned Real Property
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Liens
Schedule 7.4	Existing Investments
Schedule 7.10	Existing Restrictions
Schedule 10.1	Notice Information

EXHIBITS:

Exhibit A	Form of Committed Loan Notice
Exhibit B	Form of Revolving Loan Note
Exhibit C Exhibit D	Form of Compliance Certificate Form of Borrowing Base Certificate
Exhibit E	Form of Subsidiary Joinder Agreement
Exhibit F	Form of Solvency Certificate

EXHIBIT 10.1

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of June 5, 2018, among PAR TECHNOLOGY CORPORATION, a Delaware corporation (the “Borrower”), the Loan Parties party hereto, and CITIZENS BANK, N.A., as Lender.

PRELIMINARY STATEMENTS

A.The Borrower and the other Loan Parties hereto have requested that the Lender make loans and other financial accommodations to the Borrower as more fully set forth herein.

B.The Lender has indicated its willingness to lend and to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1.

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Credit Agreement, the following terms have the meanings specified below:
“ABR Loan” means a Loan bearing interest based on the Alternate Base Rate. “ABR Revolving Loan” means an ABR Loan referred to in Section 2.1 and made pursuant to Section 2.2.

“Accordion Increase” has the meaning assigned to such term in Section 2.3(a). “Account” has the meaning assigned to such term in the Security Agreement. “Account Debtor” means any Person obligated on an Account.
“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the historical Consolidated EBITDA of such Acquired Entity or Business for such period as certified by a Financial Officer of the Borrower, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein and to be based on financial statements for such Acquired Entity or Business prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments with respect to financial statements that are not annual audited financial statements), provided that when such Acquired EBITDA is included in Consolidated EBITDA it shall be on a Pro Forma Basis.

EXHIBIT 10.1

“Acquired Entity or Business” means, for any period, any Person, property, business or asset acquired by the Borrower or any of its Subsidiaries in a Permitted Acquisition, to the extent not subsequently sold, transferred or otherwise Disposed of during such period.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in: (a) the acquisition by any Person of (i) all or substantially all of the assets of another Person or (ii) all or substantially all of any business line, unit or division of another Person, (b) the acquisition by any Person (i) of in excess of 50% of the Equity Interests of any other Person, or
(ii) otherwise causing any other Person to become a subsidiary of such Person, or (c) a merger, amalgamation, consolidation, or any other combination of any Person with another Person (other than a Person that is a Loan Party or a Subsidiary of a Loan Party) in which a Loan Party or any of its Subsidiaries is the surviving Person.

“Adjusted LIBOR Rate” means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum equal to the LIBOR Rate in effect for such Interest Period multiplied by the Statutory Reserve Rate; provided, however, that the Adjusted LIBOR Rate shall at no time be less than 0% per annum.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement Date” means the first date appearing in this Credit Agreement. “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the
Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% per annum and (c) the Daily LIBOR Rate in effect on such day plus 1.00% per annum, provided that the Alternate Base Rate shall at no time be less than 0% per annum. If the Lender shall have determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Daily LIBOR Rate for any reason, including the inability or failure of the Lender to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Daily LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Daily LIBOR Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

EXHIBIT 10.1

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.18(c). “Applicable Lending Office” means the Lender’s office, branch or affiliate designated for
LIBOR Loans, ABR Loans, Daily LIBOR Loans, or Letters of Credit, as applicable, any of which offices may be changed by the Lender.

Applicable Margin” means: (a) with respect to the Revolving Loans, 1.5%; (b) with respect to L/C Fees, 1.5%; (c) with respect to ABR Loans, 0.5%; and (d) with respect to Unused Commitment Fees, 0.25%. Nothing in this paragraph shall limit the rights of the Lender with respect to Section 3.1 and Section 8.1.

“Approved Fund” means any Fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Approved Line of Business” means, collectively, (a) those lines of business in which the Borrower and its Subsidiaries operate on the Closing Date (after giving effect to the Transactions occurring on the Closing Date) and (b) any business or activity that is the same, similar or otherwise reasonably related, ancillary, complementary or incidental thereto.

“Attorney Costs” means when referring to the Attorney Costs of the Lender, all reasonable and documented fees and reasonable and documented out-of-pocket expenses, charges, disbursements and other charges of one law firm (and one local counsel in each relevant jurisdiction and one special or regulatory counsel for each relevant subject matter to the extent reasonably necessary).

“Attributable Indebtedness” means, at any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capitalized Lease, and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of the end of the most recently ended Fiscal Year (unless otherwise provided for herein), and the related audit consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for the most recently ended Fiscal Year (unless otherwise provided for herein) contained in the Borrower’s Annual Report on Form 10-K (or equivalent thereof) required to be filed with the United States Securities and Exchange Commission.

“Availability” means, at any time, an amount equal to (a) (i) if no Borrowing Base Period is then in effect, the Revolving Commitment, or (ii) if a Borrowing Base Period is then in effect, the lesser of (A) the Revolving Commitment and (B) the Borrowing Base minus (b) Total Revolving Outstandings.

EXHIBIT 10.1

“Availability Period” means, with respect to the Revolving Facility, the period from and including the Closing Date to but excluding the earlier of the Maturity Date with respect to the Revolving Facility and, if different, the date of the termination in full of the Revolving Commitment in accordance with the provisions of this Credit Agreement.

“Back-to-Back Letter of Credit” means a letter of credit, in form and substance reasonably satisfactory to the Lender and issued by an issuer reasonably satisfactory to the Lender.

“Backstopped” means, in respect of any Letter of Credit that remains outstanding on the applicable date, that the Lender shall have received (a) a Back-to-Back Letter of Credit and/or (b) cash or Cash Equivalents, provided that (i) the sum of the maximum drawable amount of such Back-to-Back Letter of Credit plus the amount of such cash and Cash Equivalents shall not be less than the Minimum Collateral Percentage of the maximum drawable amount of such Letter of Credit, (ii) the arrangements with respect to such cash, Cash Equivalents and drawings on any Back-to-Back Letter of Credit allow the Lender to apply the same to reimburse itself with respect to drawings on, and other sums owing with respect to, such Letter of Credit, and (iii) the requirements under clauses (i) and (ii) of this defined term are in all respects reasonably satisfactory to the Lender.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United State Code or any similar federal or state law for the relief of debtors.

“Beneficial Ownership Certification”: means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States. “Borrower” has the meaning assigned to such term in the Preamble.
“Borrowing Base” means, at any time, the sum of (a) 80% of the Borrower’s Eligible Accounts at such time, plus (b) the lesser of (i) $5,000,000 and (ii) 35% of the Borrower’s Eligible Inventory consisting of component inventory and finished goods inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time. The maximum amount of Eligible Inventory which may be included as part of the Borrowing Base shall not exceed 50% of the total Borrowing Base. The Lender may, in its Reasonable Credit Judgment, reduce the advance rates set forth above or create and adjust Reserves.

EXHIBIT 10.1

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower, substantially in the form of Exhibit D.

“Borrowing Base Period” means any period during which the Borrowing Base requirement shall apply as determined in this paragraph. The Borrowing Base requirement shall apply if, as of the end of any fiscal quarter, Borrower’s Consolidated Leverage Ratio as of such date equals or exceeds 2.50x and, thereafter, shall cease to apply only when either (i) (A) as of the end of any fiscal quarter or, at the election of the Borrower, as of the end of any calendar month, the Borrower’s Consolidated Leverage Ratio for the preceding twelve full calendar month period is less than 2.50x and (B) Lender receives a certificate of Borrower in form reasonably satisfactory to Lender to that effect which includes a calculation of such ratio for such period; provided, that, within 45 days after the end of each of the remaining calendar months in such Fiscal Quarter, Borrower shall deliver to Lender a calculation of Borrower’s Consolidated Leverage Ratio for the twelve full calendar months then ended (each, a “Monthly Certificate”), and, if any such Monthly Certificate is not timely delivered, such failure shall constitute an Event of Default or (ii) the Borrower’s Consolidated Leverage Ratio for the preceding fiscal Measurement Period is less than 2.50x and Lender receives a quarterly Compliance Certificate and related Unaudited Financial Statements indicating the same. The Borrowing Base requirement may apply multiple times during the term of this Credit Agreement. Solely for purposes of the application or the cessation of application of the Borrowing Base requirement pursuant to this paragraph, the Borrower’s Consolidated Leverage Ratio shall be determined by Borrower by referring to Borrower’s Compliance Certificate, required to be submitted pursuant to Section 6.1, and recalculating the Consolidated Leverage Ratio set forth therein by modifying clause (c), only, of the definition of “Indebtedness” for purposes of calculating such ratio to include Indebtedness under such clause
(c)solely to the extent drawn upon and not reimbursed (i.e., such that undrawn letters of credit and other instruments set forth in such clause (c) are not given effect in determining Indebtedness for purposes of such recalculation), and, if applicable, the Borrowing Base requirement shall become effective immediately on the date that such Compliance Certificate is submitted. At any time during which the Borrowing Base requirement shall apply, the Lender may require an Inventory appraisal and/or field exam at Borrower’s expense.

“Brink Earnout” means the additional purchase price consideration payable pursuant to the stock purchase agreement dated September 18, 2014 among Brink Software, Inc., its shareholders, Borrower and a subsidiary of Borrower in the event that certain defined revenue targets are achieved in 2015, 2016, 2017 and 2018.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close; provided, however, that when used in connection with a LIBOR Loan, the term, “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liabilities in respect of Capitalized Leases that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

EXHIBIT 10.1

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Lender, as collateral for L/C Obligations, cash or deposit account balances or, if the Lender shall agree in its Reasonable Credit Judgment, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Lender. “Cash Collateral”, “Cash Collateralized” and “Cash Collateralization” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means each of the following to the extent, except with respect to items described in clause (f) below, denominated in Dollars:

(a)    debt obligations maturing within one year from the date of acquisition thereof to the extent the principal thereof and interest thereon is backed by the full faith and credit of the United States;

(b)    commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;

(c)    certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state, commonwealth or other political subdivision thereof that has a combined capital and surplus and undivided profits of not less than
$500,000,000 or, to the extent not otherwise included, the Lender, and which is rated at least A-2 by S&P and P-2 by Moody’s in the note or commercial paper rating category;

(d)    repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition;

(e)    money market mutual funds, substantially all of the investments of which are in cash or investments contemplated by clauses (a), (b) and (c) of this definition; and

(f)    with respect to any Foreign Subsidiary, (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided that such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided

EXHIBIT 10.1

such country is a member of the Organization for Economic Cooperation and Development, and whose short term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank.

“Cash Management Obligations” means all obligations of the Loan Parties in respect of any Cash Management Services provided to any Loan Party (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are owed to the Lender or any of its Affiliates.

“Cash Management Services” means, collectively, (a) commercial debit or credit cards, merchant card processing and other services, purchase or debit cards, including non-card e- payables services, (b) treasury management services (including cash pooling arrangements, controlled disbursement, netting, overdraft, lockbox and electronic or automatic clearing house fund transfer services, return items, sweep and interstate depository network services, foreign check clearing services), and (c) any other demand deposit or operating account relationships or other cash management services.

“Casualty Event” means any event that (a) gives rise to the receipt by any Loan Party or any of its Subsidiaries of any insurance proceeds (other than proceeds of business interruption insurance) or condemnation awards arising from any damage to, destruction of, or other casualty or loss involving, or any seizure, condemnation, confiscation or taking under power of eminent domain of, or requisition of title or use of or relating to or in respect of any equipment, fixed assets or Real Property (including any improvements thereon) of such Loan Party or any of its Subsidiaries, and (b) provides Net Cash Proceeds in the aggregate in excess of $1,000,000 received by the Loan Parties and their Subsidiaries in any Fiscal Year after the Closing Date.

“CEA Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Change in Law” means the occurrence, after the Agreement Date, of any of the following:
(a)the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or the compliance therewith by the Lender (or, for purposes of Section 3.4(b), by any Applicable Lending Office of the Lender or the Lender’s holding company, if any); provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority)

EXHIBIT 10.1

or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which (a) any Person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Agreement Date), in each case, other than the Permitted Holders, shall own directly or indirectly, beneficially or of record, shares representing 50% or more of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis, (b) a majority of the seats (other than vacant seats) on the board of directors (or equivalent governing body) of the Borrower shall at any time be occupied by Persons who were neither (i) nominated, approved or appointed by the board of directors (or equivalent governing body) of the Borrower or by the Permitted Holders nor (ii) nominated, approved or appointed by individuals so nominated, approved, or appointed, (c) the Borrower shall fail to own, directly or indirectly, free and clear of all Liens (other than Permitted Encumbrances), 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of each of its Subsidiaries (or such lesser percentage as may be owned, directly or indirectly, as of the Closing Date or the later acquisition thereof) except, in each case, where such failure is as a result of a transaction permitted by the Loan Documents or (c) any change in control (or similar event, however denominated) with respect to any Loan Party or any of its Subsidiaries shall occur under and as defined in any indenture or agreement in respect of Indebtedness in an outstanding principal amount in excess of the Threshold Amount to which any Loan Party or any of its Subsidiaries is a party.

“Citizens Bank” means Citizens Bank, N.A., a national banking association.

“Class”, when used in reference to any Loan, refers to such Loan as a Revolving Loan, and, when used in reference to any Commitment, refers to such Commitment as a Revolving Commitment.

“Closing Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.2).

“Code” means the Internal Revenue Code of 1986, and the rules and regulations issued thereunder.

“Collateral” means all the “Collateral” as defined in the Collateral Documents and all other property of whatever kind and nature pledged or charged, or purported to be pledged or charged, as collateral under any Collateral Document; provided that the term Collateral shall exclude any Voting Equity Interests in any Foreign Subsidiary, Controlled Foreign Corporation or Foreign Subsidiary Holdco, in each case in excess of 65% of the total combined voting power of such Foreign Subsidiary, such Controlled Foreign Corporation or such Foreign Subsidiary Holdco. For the avoidance of doubt, Excluded Assets (as defined in the Security Agreement) and the assets of Excluded Subsidiaries shall not constitute “Collateral”.

“Collateral Access Agreement” means each landlord waiver, bailee waiver or other agreement, in form and substance reasonably satisfactory to the Lender, between the Lender and

EXHIBIT 10.1

any third party (including any bailee, assignee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Loan Party for any Real Property where any Collateral is located.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)    the Lender shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.1, following the Closing Date, pursuant to Section 6.15 (to the extent not delivered on the Closing Date) or Section 6.12, duly executed by each Loan Party that is a party thereto;

(b)    all Secured Obligations shall have been unconditionally guaranteed jointly and severally by the Guarantors on a senior basis, subject to Permitted Encumbrances;

(c)    except to the extent otherwise provided hereunder or under any Collateral Document, the Secured Obligations shall have been secured by a perfected first priority (subject to Permitted Liens) security interest in assets of each Loan Party constituting Collateral, or which would constitute Collateral if such Guarantor had been made a party to the Security Agreement as a Subsidiary Guarantor thereunder, (including (i) accounts receivable, (ii) deposit accounts, commodity accounts and security accounts which shall be Controlled Accounts except that no Excluded Account (as such term is defined in the Security Agreement) shall be required to be a Controlled Account, (iii) inventory, (iv) machinery and equipment, (v) investment property, (vi) cash, (vii) Intellectual Property, (viii) other general intangibles, (ix) Pledged Debt, Pledged Debt Securities and Pledged Equity Interests (as such terms are defined in the Security Agreement), (x) motor vehicles (provided that no action shall be required to be taken to perfect the security interest therein other than the filing of a UCC financing statement) and (xi) the proceeds of the foregoing), it being understood that in the case of the pledge of Equity Interests, the Lender shall have received all stock certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank; provided that the pledge of any shares in respect of any Subsidiaries that are not Wholly-Owned Subsidiaries shall be limited to the shares actually owned by the applicable pledgor; and provided, further, that such security interest shall exclude Excluded Assets (as defined in the Security Agreement), the assets of Excluded Subsidiaries and any Voting Equity Interests in any Foreign Subsidiary, Controlled Foreign Corporation or Foreign Subsidiary Holdco, in each case in excess of 65% of the total combined voting power of such Foreign Subsidiary, such Controlled Foreign Corporation or such Foreign Subsidiary Holdco;

(d)    the Secured Obligations shall have been secured by a first priority security interest (subject to Permitted Liens) in (i) all Indebtedness of the Borrower and each of its Subsidiaries that is owing to any Loan Party and (ii) all other Indebtedness owed to a Loan Party, which if evidenced by a promissory note or other instrument, shall have been pledged to the Lender, and in each case under clause (i) and (ii), the Lender shall have received any such promissory notes and other instruments together with note powers or other instruments of transfer with respect thereto endorsed in blank;

EXHIBIT 10.1

(e)    none of the Collateral shall be subject to any Lien other than Permitted
Liens; and

(f)    the Lender shall have received a Perfection Certificate, dated as of the
Closing Date or other date reasonably acceptable to Lender. from the Borrower with respect to each Loan Party.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in particular assets if and for so long as the Lender agrees in writing that the cost of creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by the Lender therefrom.

The Lender may grant extensions of time for the perfection of security interests in and the other requirements pursuant to this definition with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines that, except as may be required by law, perfection or other requirements cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Credit Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Credit Agreement or any other Loan Document to the contrary, (a) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth herein and in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Lender and the Borrower, (b) in no event shall the Collateral include any Excluded Assets (as such term is defined in the Security Agreement), and (c) notwithstanding anything to the contrary included in this definition, delivery of only the Collateral Documents required to be delivered by Section 4.1 shall be a condition precedent to the Credit Extensions on the Closing Date. In no event will any Loan Party be required to perfect any Lien in respect of Collateral pursuant to any laws other than the laws of the United States, any State thereof, or the District of Columbia.

“Collateral Documents” means, collectively, this Credit Agreement, the Security Agreement, each account control agreement, each Collateral Access Agreement, each Copyright Security Agreement, each Patent Security Agreement, each Trademark Security Agreement, each Perfection Certificate, the Negative Pledge Agreement, each agreement creating or perfecting rights in Cash Collateral and each other security agreement, instrument or other document executed or delivered pursuant to the Collateral and Guarantee Requirement, Section 6.12 or the Security Agreement to secure any of the Secured Obligations.

“Commitment” means the Lender’s Revolving Commitment.

“Committed Loan Notice” means a notice of a Loan, a conversion of a Loan from one Type to the other, or a continuation of a LIBOR Loan pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit A.

EXHIBIT 10.1

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Lender by means of electronic communications pursuant to Section 10.1, including through the Platform.
“Compliance Certificate” means a certificate, substantially in the form of Exhibit C. “Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period:

(a)increased (without duplication) by the following, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such Person for such period:

(i)    federal, state, local and foreign income or franchise taxes of such Person and its Subsidiaries paid or payable during such period, including, in each case, any penalties and interest related to such taxes or arising out of tax examinations; plus

(ii)    Consolidated Interest Expense of such Person and its Subsidiaries;
plus

(iii)    Consolidated Depreciation and Amortization Expense of such
Person and its Subsidiaries; plus

(iv)    extraordinary, unusual, infrequent or non-recurring losses and charges (excluding any charges that constitute an accrual of or a reserve for future cash charges or are reasonably likely to result in a cash outlay in a future period); plus

(v)    any noncash equity based compensation and any and all severance costs and expenses; plus

EXHIBIT 10.1

(vi)    expenses resulting from payments of Earn-Out Obligations permitted under Section 7.1(a); plus

(vii)    out-of-pocket costs, fees and expenses and charges paid in connection with any Permitted Acquisitions, Investments, Dispositions, incurrences, repayments or Indebtedness or Restricted Payments; plus

(viii)    costs, fees, settlement amounts, and any other expenses in connection with investigations and litigations involving a Governmental Authority (foreign or domestic) set forth in Schedule 5.6 as of the Closing Date up to a maximum of
$2,000,000 in the aggregate during the term of the Credit Facility; plus

(ix)    any out-of-pocket costs, fees and expenses and charges paid in connection with the execution and delivery of the Loan Documents; plus

(x)    costs, charges, accruals, reserves or expenses projected by such Person in good faith and certified by a Financial Officer of Borrower in writing with respect to the undertaking and/or implementation of cost savings initiatives, other operating improvements, synergies and similar initiatives, business optimization and other restructuring costs, charges, accruals, reserves and expenses (including software development costs) in each case in connection with any Permitted Acquisitions, in an aggregate amount not to exceed 35% of the Consolidated EBITDA of the target(s) of such Permitted Acquisitions; plus

(xi)    for purposes of determining Consolidated EBITDA for any period that includes any of the fiscal quarters of the Borrower ended June 30, 2018, September 30, 2018 or December 31, 2018, Consolidated EBITDA for such fiscal quarters shall be calculated by adding up to $2,822,000 to the Borrower’s Consolidated EBITDA for the fiscal quarter ending June 30, 2018; adding up to $1,167,000 to the Borrower’s Consolidated EBITDA for the fiscal quarter ending September 30, 2018; and adding up to
$800,000 to the Borrower’s Consolidated EBITDA for the fiscal quarter ending December 31, 2018, in each case to the extent such adjustment amounts, contemplated by the forecast previously delivered by Borrower to Lender, were actually incurred during the relevant period; plus

(xii)    to the extent received and not already included in the Consolidated Net Income, proceeds of business interruption insurance;

(b)decreased (without duplication) by the following, in each case, to the extent taken into account (or added back) in computing Consolidated Net Income for such Person for such period:

(i)	any amounts attributable to the reappraisal or write-up of assets; plus

(ii)	any extraordinary gains.

EXHIBIT 10.1

For purposes of determining the Consolidated Leverage Ratio, (a) there shall be included in determining Consolidated EBITDA of the Borrower and its Subsidiaries for any period, without duplication, (i) the Acquired EBITDA of any Acquired Entity or Business on a Pro Forma Basis and (b) there shall be excluded in determining Consolidated EBITDA of the Borrower and its Subsidiaries for any period, the Disposed EBITDA of any Sold Entity or Business on a Pro Forma Basis.

“Consolidated Interest Expense” means, with respect to any Person and its Subsidiaries for any period, the sum of (a) consolidated total interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including (without duplication), amortization of debt issuance costs and original issue discount, premiums paid to obtain payment, financial assurance or similar bonds, interest capitalized during construction, cash and non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capitalized Leases and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as interest expense under GAAP) (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of any obligations under any Swap Agreements constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of such Person and its Subsidiaries), plus (b) all dividends paid or payable on preferred stock during such period other than to such Person or a Loan Party, plus or minus, as applicable, to the extent they would otherwise be included in interest expense under GAAP, unrealized gains and losses arising from derivative financial instruments issued by such Person for the benefit of such Person or its Subsidiaries, in each case determined on a consolidated basis for such period.

“Consolidated Leverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Consolidated Total Debt of the Borrower and its Subsidiaries as of the last day of such Measurement Period to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such Measurement Period.

“Consolidated Net Income” means, for any Person (the “first Person”) for any period, the sum of net income (or loss) for such period of such first Person and its subsidiaries determined on a consolidated basis in accordance with GAAP, excluding, without duplication, to the extent included in determining such consolidated net income (or loss) of the first Person and its subsidiaries for such period: (a) any income (or loss) of any other Person (the “second Person”) if such second Person is not a subsidiary of such first Person, except that such first Person’s equity in the net income of any second Person for such period shall be included in the determination of Consolidated Net Income up to the aggregate amount of cash actually distributed by such second Person during such period to such first Person or any of its subsidiaries as a dividend or other distribution, (b) the income (or loss) of any second Person accrued prior to the date it became a subsidiary of such first Person or is merged into or consolidated with such first Person or any of its subsidiaries or such second Person’s assets are acquired by such first Person or any of its subsidiaries, (c) non-recurring gains (or losses), (d) the income of any subsidiary of such first Person to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of that income is prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule

EXHIBIT 10.1

or governmental regulation applicable to such subsidiary, and (e) all non-cash adjustments made to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with ASC 830.

“Consolidated Total Debt” means, with respect to any Person and its Subsidiaries at any time and as determined on a consolidated basis and without duplication, an amount equal to the sum of Indebtedness of the type set forth in clauses (a), (b), (c), (e), (g), (h) and (j) of the definition of “Indebtedness”.

“Contested in Good Faith” means, with respect to any matter, that such matter is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Controlled Account” means, as the context may require, a commodities account, deposit account and/or securities account that is subject to a Control Agreement (as defined in the Security Agreement) in form and substance satisfactory to the Lender.

“Controlled Foreign Corporation” means a controlled foreign corporation within the meaning of Section 957(a) of the Code.

“Copyright Security Agreement” has the meaning set forth in the Security Agreement. “Credit Agreement” means this Credit Agreement.
“Credit Extension” means the making of a Loan or a L/C Credit Extension. “Credit Facility” means the Revolving Facility.
“Daily LIBOR Loan” means a Loan bearing interest based on the Daily LIBOR Rate.

“Daily LIBOR Rate” means, for any day, a rate per annum equal to the Adjusted LIBOR Rate in effect on such day for deposits in Dollars for a one-month Interest Period (subject to any interest rate floor set forth in the definition of “Adjusted LIBOR Rate”).

“Debt Incurrence” means the incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries (other than Indebtedness permitted by Section 7.1).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement,

EXHIBIT 10.1

receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) when used with respect to the outstanding principal balance of any Loan, the sum of (i) the rate of interest otherwise applicable thereto plus (ii) 2.00% per annum, and (b) when used with respect to any L/C Loan or any interest, fee or other amount payable under the Loan Documents which shall not have been paid when due, the sum of (i) the Alternate Base Rate plus (ii) the Applicable Margin applicable to ABR Revolving Loans plus (iii) 2.00% per annum.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 5.6.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the historical Consolidated EBITDA of such Sold Entity or Business for such period as certified by a Financial Officer of the Borrower, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein and to be based on financial statements for such Sold Entity or Business prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments with respect to financial statements that are not annual audited financial statements), provided that when such Disposed EBITDA is excluded from Consolidated EBITDA it shall be on a Pro Forma Basis).

“Disposition” means, with respect to any Person, the sale, transfer, license, lease or other disposition (including any Sale and Leaseback and, with respect to any Person other than the Borrower, any sale or issuance of Equity Interests by it including by way of a merger) by such Person to any other Person, with or without recourse, of (a) any notes or accounts receivable or any rights and claims associated therewith, (b) any Equity Interests of any Subsidiary (other than directors’ qualifying shares), or (c) any other assets, provided, however, that none of the following shall constitute a Disposition: (i) any sale, transfer, license, lease or other disposition by (A) a Loan Party to another Loan Party or (B) a Non-Loan Party Subsidiary to another Non-Loan Party Subsidiary, in each case, on terms which are no less favorable than are obtainable from any Person which is not one of its Affiliates, (ii) the collection of accounts receivable and other obligations in the ordinary course of business, (iii) sales of inventory in the ordinary course of business, (iv) dispositions of substantially worn out, damaged, uneconomical, surplus or obsolete equipment, equipment that is no longer useful in the business of the Borrower or its Subsidiaries, (v) dispositions of cash and Cash Equivalents not otherwise prohibited by this Credit Agreement, (vi) Investments permitted by Section 7.4, and (vii) sales, transfers, licenses, leases or other Dispositions resulting in aggregate Net Cash Proceeds not exceeding $500,000 during any Fiscal Year. Each of the terms “Dispose” and “Disposed” when used as a verb shall have an analogous meaning.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, or upon the happening of any event or condition,

EXHIBIT 10.1

(a)matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any rights of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time such Equity Interests are issued.

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States, or any state, commonwealth or other political subdivision thereof (including, for the avoidance of doubt, the District of Columbia).

“Earn-Out Obligations” means, with respect to any Person, obligations of such Person that are recognized under GAAP as a liability of such Person, payable in cash or which may be payable in cash at the seller’s or obligee’s option arising from the acquisition of a business or a line of business (whether pursuant to an acquisition of Equity Interests or assets, the consummation of a merger or consolidation or otherwise) and payable to the seller or sellers thereof.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority,
(b)any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means, at any time, the Accounts of the Loan Parties which the Lender determines in its Reasonable Credit Judgment are eligible as the basis for the extension of Loans and the issuance of Letters of Credit. Without limiting the Lender’s Reasonable Credit Judgment provided herein, Eligible Accounts shall not include any Account:

(a)    which is not subject to a first priority perfected security interest in favor of the Lender (subject to Permitted Encumbrances);

(b)    which is subject to any Lien other than (i) a Lien in favor of the Lender and
(ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Lender;

EXHIBIT 10.1

(c)    (i) with respect to which is unpaid more than 90 days after the date of the original invoice therefor, (ii) which is unpaid more than 60 days after the original due date, or (iii) which has been written off the books of the applicable Loan Party or otherwise designated as uncollectible; provided that Accounts unpaid more than 90 days but less than 120 days from the date of original invoice which are not more than 60 days past due may be included in Eligible Accounts in an amount not exceeding $1,000,000 in the aggregate;

(d)    which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e)    which is owing by an Account Debtor (other than McDonald’s Corporation or a consolidating subsidiary thereof) to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to Loan Parties exceeds 20% of the aggregate amount of Eligible Accounts;

(f)    with respect to which any covenant, representation, or warranty contained in this Credit Agreement or in the Security Agreement has been breached or is not true;

(g)    which (i) does not arise from (A) the sale of goods or (B) performance of services or (C) software as a service, hardware as a service and/or hardware as a rental, in each case in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Lender which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h)    for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by any Loan Party or if such Account was invoiced more than once;

(i)    with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)    which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

EXHIBIT 10.1

(k)    which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l)    which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or (ii) is not organized under applicable law of the U.S. or any state of the U.S. or the District of Columbia unless, in either case, such Account is backed by a letter of credit acceptable to the Lender which is in the possession of, has been assigned to and is directly drawable by the Lender;

(m)    which is owed in any currency other than U.S. dollars;

(n)    which is owed by (i) any Governmental Authority of any country other than the U.S., unless such Account is backed by a letter of credit acceptable to the Lender which is in the possession of, and is directly drawable by, the Lender, or (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C.
§ 15 et seq.), and any other steps necessary to perfect the Lien of the Lender in such Account have been complied with to the Lender’s satisfaction;

(o)    which is owed by any Affiliate of any Loan Party or any, employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(p)    which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q)    which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent that such Account is subject to any such counterclaim, deduction, defense, setoff or dispute;

(r)    which is evidenced by any promissory note, chattel paper or instrument not delivered to Lender;

(s)    which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit a Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(t)    with respect to which any Loan Party has made any agreement with the Account Debtor for any reduction thereof (other than discounts and adjustments given in the ordinary course of business, including “hardware-as-rental” discounts), to the extent of the agreed upon reduction, or any Account which was partially paid and a Loan Party created a new receivable for the unpaid portion of such Account;

EXHIBIT 10.1

(u)    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v)    which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the applicable Loan Party has or has had an ownership interest in such goods, or which indicates any party other than the applicable Loan Party as payee or remittance party;

(w)    which was created on cash on delivery terms; or

(x)    which the Lender determines in its Reasonable Credit Judgment may not be paid by reason of the Account Debtor’s inability to pay.

The above notwithstanding, provided that such accounts receivable are otherwise Eligible Accounts, Eligible Accounts shall include payments for software as a service (“SaaS”) provided by a Loan Party including payments for SaaS provided in connection with a Loan Party’s lease of Inventory to third parties or a Loan Party’s permitting a third party to take possession of Inventory on a trial evaluation basis, and shall exclude payments for leased Inventory or Inventory in the possession of a third party on a trial evaluation basis. In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall notify the Lender thereof on and at the time of submission to the Lender of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Lender’s Reasonable Credit Judgment, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by a Loan Party to reduce the amount of such Account.

“Eligible Inventory” means, at any time, raw material and finished goods Inventory of the Loan Parties which the Lender determines in its Reasonable Credit Judgment is eligible as the basis for the extension of Loans and the issuance of Letters of Credit. Without limiting the Lender’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a)which is not subject to a first priority perfected Lien in favor of the Lender (subject to Permitted Encumbrances);

(b)which is subject to any Lien other than (i) a Lien in favor of the Lender and
(ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Lender;

(c)which is, in the Lender’s discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale or unacceptable due to age, type, category and/or quantity;

EXHIBIT 10.1

(d)with respect to which any covenant, representation, or warranty contained in this Credit Agreement or the Security Agreement has been breached or is not true or which does not conform to all standards imposed by any Governmental Authority;

(e)in which any Person other than the applicable Loan Party shall (i) have any ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein (other than any buyer in the ordinary course of business who does not yet have any interest in or title to such Inventory);

(f)which is not finished goods or which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g)which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers;

(h)which is located in any location leased by a Loan Party unless (i) the lessor has delivered to the Lender a Collateral Access Agreement or (ii) a reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Lender in its discretion;

(i)which is located in the facility of a lessee of Inventory or of a transferee of Inventory under trial evaluation arrangements in contemplation of a sale or lease;

(j)which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) where, in each instance, more than $75,000 is located and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Lender a Collateral Access Agreement and such other documentation as the Lender may require or (ii) an appropriate reserve has been established by the Lender in its Reasonable Credit Judgment;

(k)which is being processed offsite at a third party location or outside processor, or is in transit to or from such third party location or outside processor;

(l)which is a discontinued product or component thereof;

(m)which is the subject of a consignment by a Loan Party as consignor;

(n)which is perishable;

(o)which contains or bears any intellectual property rights licensed to a Loan Party unless the Lender is satisfied in Lender’s discretion that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such

EXHIBIT 10.1

licensor, or (iii) incurring any liability with respect to payment of royalties, other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(q)which is not reflected in a current perpetual inventory report of the Loan Parties;

(r)for which reclamation rights have been asserted by the seller;

(s)which is service inventory; or

(t)which has been acquired from a Sanctioned Person.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall notify the Lender thereof on and at the time of submission to the Lender of the next Borrowing Base Certificate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of liability, non-compliance or violation, investigations, proceedings, settlements, consent decrees, consent orders, consent agreements and all costs and liabilities relating to or arising from or under any Environmental Law, including (a) any and all claims by Governmental Authorities for enforcement, investigation, corrective action, cleanup, removal, response, remedial or other actions, cost recovery, damages, natural resource damages or penalties pursuant to or arising under any Environmental Law, (b) any and all claims by any one or more Persons seeking damages, contribution, restitution, indemnification, cost recovery, compensation or injunctive relief directly or indirectly resulting from, based upon or arising under Environmental Law, pertaining to Hazardous Materials or an alleged injury or threat of injury to human health, safety, natural resources, or the indoor or outdoor environment, and (c) all liabilities contingent or otherwise, expenses, obligations, losses, damages, fines and penalties arising under any Environmental Law.

“Environmental Law” means, collectively and individually any and all federal, state, local, or foreign statute, rule, regulation, code, guidance, ordinance, order, judgment, directive, decree, injunction or common law as now or previously in effect and regulating, relating to or imposing liability or standards of conduct concerning: the environment; protection of the environment and natural resources; air emissions; water discharges; noise emissions; the Release, threatened Release or discharge into the environment and physical hazards of any Hazardous Material; the generation, handling, management, treatment, storage, transport or disposal of any Hazardous Material or otherwise concerning pollution or the protection of the outdoor or indoor environment, preservation or restoration of natural resources, employee or human health or safety, and potential or actual exposure to or injury from Hazardous Materials.

“Environmental Liability” means, in respect of any Person, any statutory, common law or equitable liability, contingent or otherwise of such Person directly or indirectly resulting from, arising out of or based upon (a) the violation of any Environmental Law or Environmental Permit, or (b) an Environmental Claim.

EXHIBIT 10.1

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means, with respect to any Person, (a) shares of capital stock of (or other ownership or profit interests in) such Person, (b) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (c) securities (other than Indebtedness) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests),
(d) all other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination and (e) any Security Entitlement (as defined in the Security Agreement) in respect of any Equity Interest described in this definition.

“Equity Issuance” means the issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the receipt by any Loan Party or any of its Subsidiaries of any capital contribution, other than any issuance of (a) restricted Equity Interests by the Borrower to directors, officers and other employees as part of its compensation scheme, or in connection with any other employee stock ownership plan, employee stock purchase program and/or officer, director and employee equity incentive plan, in each case in the ordinary course of business or (b) any directors qualifying shares.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA with respect to a Pension Plan (other than an event for which the 30-day notice period referred to in Section 4043 of ERISA is waived); (b) the existence with respect to any Pension Plan of a non- exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975(c)(1) of the Code; (c) any failure of any Pension Plan to satisfy the “minimum funding standard” applicable to such Pension Plan under Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j)(3) of the Code with respect to any Pension Plan or the failure of any Loan Party or ERISA Affiliate to make any required contribution to any Multiemployer Plan; (e) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability

EXHIBIT 10.1

under Title IV of ERISA with respect to the termination of any Pension Plan including the imposition of any Lien in favor of the PBGC or any Pension Plan(other than for PBGC premiums due but not delinquent under Section 4007 of ERISA); (g) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or Section 4041A or ERISA, the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a Pension Plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA or the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA or the termination of, or the appointment of a trustee to administrator, any Pension Plan; (h) any limitations under Section 436 of the Code become applicable; (i) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (j) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (k) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; or (l) the imposition on any Loan Party or any ERISA Affiliate of any tax under Chapter 43 of Subtitle D of the Code, or the assessment of a civil penalty on any Loan Party or any ERISA Affiliate under Section 502(c) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 8.1.
“Excluded Account” has the meaning assigned to such term in the Security Agreement. “Excluded CEA Swap Obligation” means, with respect to any Guarantor, any CEA Swap
Obligation if, and only to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such CEA Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such CEA Swap Obligation. If a CEA Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such CEA Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, (b) any Foreign Subsidiary Holdco, (c) any Subsidiary with respect to which the Borrower and the Lender reasonably determine

EXHIBIT 10.1

in writing that the cost or other consequences of providing such a Guarantee shall be excessive in view of the benefits of such Guarantee to be afforded to the Lender therefrom, and
(d) any Subsidiary that is not engaged in any material business or other commercial activities and has total assets with a fair market value of less than $250,000.00. Notwithstanding the foregoing, in the event that a Domestic Subsidiary that is an Excluded Subsidiary guarantees, grants a lien on its assets to secure, or has greater than 65% of its voting Equity Interests pledged to secure, other Indebtedness of the Loan Parties, such Excluded Subsidiary shall cease to be an Excluded Subsidiary and shall be required to become a Subsidiary Guarantor.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.6, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to the Lender’s failure to comply with Section 3.6(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement, dated as of November 29, 2016 (as amended, restated, supplemented or otherwise modified from time to time prior to the execution and delivery of this Credit Agreement), among the Borrower, the loan parties party thereto and JPMorgan Chase Bank N.A, as lender, as in effect on the date hereof.

“Existing Credit Agreement Refinancing” means the payment in full of all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement, the termination of commitments thereunder and the discharge and release of all Guarantees and Liens existing in connection therewith.
“Existing Letter of Credit” shall have the meaning given such term in Section 7.1. “Extraordinary Receipt” means any cash received by or paid to or for the account of any
Loan Party or any Subsidiary thereof as a result of pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), and any purchase price adjustments; provided that “Extraordinary Receipt” shall not include any such cash to the extent such cash is otherwise included in the determination of Net Cash Proceeds with respect to any Casualty Event.

EXHIBIT 10.1

“Facility Increase Notice” has the meaning assigned to such term in Section 2.3(b). “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit
Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Lender from three federal funds brokers of recognized standing selected by it and
(c) if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Financial Covenants” means the covenants set forth in Section 7.12.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or comptroller of such Person (or such other financial officer as is acceptable to the Lender).

“Fiscal Year” means the four fiscal quarter period of the Borrower ending on December 31 of each calendar year.

“Foreign Plan” means any employee pension benefit plan or arrangement (a) maintained, or contributed to by any Loan Party or Subsidiary that is not subject to the laws of the United States, or (b) mandated by a government other than the United States for employees of any Loan Party or Subsidiary.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means any Domestic Subsidiary that owns no material assets other than the Equity Interests or Equity Interests and debt of one or more Foreign Subsidiaries that are Controlled Foreign Corporations.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

EXHIBIT 10.1

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any department, commission, board, bureau, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Government Contract” shall mean any contract entered into between any Loan Party or any of its Subsidiaries and the government of the United States of America, or any department, agency, public corporation, or other instrumentality or agent thereof or any state government or any department, agency or instrumentality or agent thereof providing for the sale of products or services to a Governmental Authority.

“Guarantees” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning analogous thereto. The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (i) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if not stated or determinable, the maximum reasonably anticipated amount of the obligations in respect of which such Guarantee is made) and
(ii)the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Guarantors” means each Subsidiary Guarantor and each other Person that becomes a party to this Credit Agreement as a guarantor. For the avoidance of doubt, no Controlled Foreign Corporation, Foreign Subsidiary Holdco or any of their Subsidiaries shall become a Guarantor.

“Hazardous Materials” means all substances, wastes, chemicals, pollutants, or other contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, mold, infectious, pharmaceutical or medical wastes

EXHIBIT 10.1

and all other substances of any nature that are now or hereafter regulated under any Environmental Law or are now or hereafter defined, listed, classified, considered or described as hazardous, dangerous or toxic by any Governmental Authority or under any Environmental Law.

“Indebtedness” of any Person means, without duplication:

(a)    all obligations of such Person for borrowed money;

(b)    all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including seller paper;

(c)    the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, and similar instruments issued or created by or for the account of such Person;

(d)    the Swap Termination Value of each Swap Agreement (to the extent reflecting an amount owed by such Person or an amount that would be owing were such Swap Agreement terminated);

(e)    the Attributable Indebtedness of such Person in respect of Capitalized Lease Obligations, Synthetic Debt and Synthetic Lease Obligations of such Person (regardless of whether accounted for as indebtedness under GAAP);

(f)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business which are paid within 150 days of their respective due dates and (ii) any purchase price adjustments or similar obligation (other than Earn-Out Obligations, which are addressed in clause (h) below) until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(g)    indebtedness (excluding prepaid interest thereon) secured by a Lien (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by a Lien) on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(h)    all Earn-Out Obligations due and owing of such Person (but only to the extent actually accrued and payable under GAAP), other than the Brink Earnout;

(i)    all obligations of such Person in respect of Disqualified Equity Interests;
and

(j)    all Guarantees by such Person of any of the foregoing.

EXHIBIT 10.1

The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of Indebtedness of any Person for purposes of clause (g) shall be deemed to be equal to the greater of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b). “Information” has the meaning assigned to such term in Section 10.14(b).
“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Interest Payment Date” means (a) (i) with respect to any ABR Loan, the first day of each calendar month for the interest accrued through the last day of the prior calendar month, and (ii) the Maturity Date, and (b) (i) with respect to any LIBOR Loan having an Interest Period of three months or less, the last Business Day of such Interest Period, and (ii) with respect to any LIBOR Loan having an Interest Period longer than three months, (A) each Business Day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (B) the last day of such Interest Period and (iii) with respect to any LIBOR Loan, the Maturity Date.

“Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect, provided that: (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period in respect of any Loan shall end after the Maturity Date of the avoidance of doubt, for purposes of a dollar basket in Section 7.4, after an Investment is made, items from either “minus” clause above will make more of the basket available (i.e. will “free it up”) and items from the “plus” clause will reduce the amount available under the basket (i.e. will “use up part of the basket”), but, in each case, the maximum dollar amount of the basket, as set forth in Section 7.4, will not change.

“IRS” means the United States Internal Revenue Service.

EXHIBIT 10.1

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time of issuance)

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Credit Agreement or pursuant to any other Loan Document from time to time.
“L/C Advance” has the meaning assigned to such term in Section 2.4(c). “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or renewal thereof or extension of the expiry date thereof, or the reinstatement or increase of the amount thereof or any amendment thereto.

“L/C Disbursement” means a payment made by the Lender pursuant to a Letter of Credit. “L/C Fee” has the meaning assigned to such term in Section 3.2(b).
“L/C Honor Date” has the meaning assigned to such term in Section 2.4(c).

“L/C Loan” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable L/C Honor Date or refinanced as a Revolving Loan.

“L/C Obligations” means, at any time, the sum, without duplication, of (a) the undrawn portion of all Letters of Credit plus (b) the aggregate of all Unreimbursed Amounts in respect of Letters of Credit (unless refinanced as a Revolving Loan), including all L/C Loans.

“L/C Sublimit” means an amount equal to the lesser of (a) $3,500,000 and (b) the Revolving Commitment. The L/C Sublimit is a sublimit of the Revolving Commitment.

“Lender” means Citizens Bank.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.

“Letter of Credit Documents” means, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral for such obligations.

EXHIBIT 10.1

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Maturity Date of the Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“LIBOR Loan” means a Loan bearing interest based on the Adjusted LIBOR Rate. “LIBOR Rate” means:
(a)with respect to each day during each Interest Period pertaining to a LIBOR Loan, the rate per annum (rounded upwards, if necessary, to the nearest one-hundredth of 1.00%) determined by the Lender to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars for a duration equal to or comparable to the duration of such Interest Period which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Lender from time to time) at or about 11:00 a.m. (London time) on the Quotation Day for such Interest Period; or

(b)for any interest calculation with respect to an ABR Loan or a Daily LIBOR Loan on any date, rate per annum determined by the Lender to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars with a term of one (1) month commencing such day which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Lender from time to time), at or about 11:00 am (London time) on such day;

provided that if such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Loan for such period shall be the Interpolated Screen Rate, where applicable. Each calculation by the Lender of the LIBOR Rate hereunder shall be conclusive and binding on the parties hereto for all purposes, absent clearly manifest error. Notwithstanding the foregoing, for purposes of this Credit Agreement, the LIBOR Rate shall at no time be less than 0.00% per annum.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capitalized Lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means an extension of credit by the Lender to the Borrower under Article 2 in the form of a Revolving Loan.

“Loan Document Obligations” means the due and punctual payment and performance of all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party under or pursuant to each of the Loan Documents with respect to any Loan or Letter of Credit and all costs and expenses incurred in connection with enforcement and collection of the foregoing, including

EXHIBIT 10.1

the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.

“Loan Documents” means, collectively, this Credit Agreement, the Notes, each Letter of Credit Application, the Negative Pledge Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.10, the Collateral Documents and each other document entered into in connection herewith.

“Loan Minimum” means (a) in the case of a LIBOR Loan, $500,000, (b) in the case of an ABR Loan, $50,000, and (c) in the case of a Daily LIBOR Loan, $500,000.

“Loan Multiple” means (a) in the case of a LIBOR Loan, $100,000, (b) in the case of an ABR Loan, $50,000, and (c) in the case of a Daily LIBOR Loan, $100,000.

“Loan Parties” means, collectively, (a) the Borrower, and (c) the Subsidiary Guarantors. “Margin Stock” has the meaning assigned to such term in Regulation U.
“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material Adverse Effect” means, individually or in the aggregate, (a) a material adverse effect on the business, assets, operations, or financial condition of the Loan Parties and their respective Subsidiaries, taken as a whole, (b) the condition that results when the legality, validity or enforceability of any Loan Document is affected in a manner that is material and adverse to the Lender, (c) the condition that results when the ability of any Loan Party to perform any of its obligations under any Loan Document is affected in a manner that is material and adverse to the Lender, or (d) the condition that results when the rights of or benefits available to the Lender under any Loan Document is affected in a manner that is material and adverse.

“Material First Tier Foreign Subsidiary” means (a) any first tier Foreign Subsidiary listed on Schedule 5.13 and (b) each other first tier Foreign Subsidiary of a Loan Party which, as of the last day of any fiscal quarter, satisfies any of the following tests:

(a)such Foreign Subsidiary’s total tangible assets (after intercompany eliminations) exceeds 3% of consolidated total tangible assets of the Borrower and its Subsidiaries; or
(b)such Foreign Subsidiary’s income (not to include losses) for the last twelve months ending as of the last day of such fiscal quarter from continuing operations before income taxes, extraordinary items and the cumulative effect of a change in accounting principles of such Foreign Subsidiary for such period exceeds 3% of the income (not to include losses) for the last twelve months ending as of the last day of such fiscal quarter from continuing operations before

EXHIBIT 10.1

income taxes, extraordinary items and the cumulative effect of a change in accounting principles of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; or

(c)the aggregate amount of all investments or other transfers of cash or property made, directly or indirectly, in such Foreign Subsidiary after the Agreement Date (whether in the form of debt, equity, a combination thereof or otherwise) by any Loan Party after the Agreement Date exceeds $100,000 in the aggregate provided, that the sale of inventory in the ordinary course from any one or more of the Loan Parties to such Foreign Subsidiary shall not be included as an investment or other transfer of cash or property for purposes of this clause (c) until the date ninety (90) days from the date of shipment or other transfer of such inventory to the extent the Foreign Subsidiary has not paid for such inventory.

“Material Government Contract” shall mean a Government Contract that (a) involves monetary liability of a Governmental Authority to a Loan Party in an amount in excess of
$2,500,000 per annum, (b) represents at least $5,000,000 of the total consolidated revenues of the Loan Parties and their Subsidiaries for any fiscal year, or (c) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means, as of any date, (i) Indebtedness (other than Indebtedness under the Loan Documents) or (ii) obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties or any of their Subsidiaries in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be its Swap Termination Value.

“Maturity Date” means with respect to the Revolving Facility, the Revolving Maturity
Date.

“Maximum Revolving Commitment Amount” has the meaning assigned to such term in
Section 2.3(a).

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date of determination; provided that, solely for purposes of clause (i) of the definition of “Borrowing Base Period,” a Measurement Period shall mean the most recently completed twelve calendar months of the Borrower ending on prior to such date of determination (which date of determination may be, at the election of the Borrower, the end of a calendar month). A Measurement Period may be designated by reference to the last day thereof (e.g. the June 30, 2018 Measurement Period refers to the period of four consecutive fiscal quarters of the Borrower ended June 30, 2018), and a Measurement Period shall be deemed to end on the last day thereof.

EXHIBIT 10.1

“Minimum Collateral Amount” means, as of any date, the aggregate amount of Cash Collateral required to be maintained with the Lender as of such date pursuant to the terms of Section 2.10 and Section 8.2 of this Credit Agreement.

“Minimum Collateral Percentage” means 105%.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negative Pledge Agreement” means a negative pledge agreement on the New Hartford Property, executed by the Loan Party(ies) that is the owner thereof.

“Net Cash Proceeds” means, with respect to any (a) Disposition or Casualty Event by any Loan Party, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received and including all insurance settlements and condemnation awards from any single event or series of related events) net of the sum, without duplication, of (i) transaction costs, fees and expenses (including reasonable broker’s fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees), (ii) transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with the receipt of such cash proceeds, (iii) amounts set aside as a reserve, in accordance with GAAP, including pursuant to any escrow arrangement, against any liabilities under any indemnification obligations associated with such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iv) in the case of insurance settlements and condemnation awards related to a Casualty Event, (A) amounts previously paid by such Loan Party or such Subsidiary to replace or restore the affected property and (B) all costs and expenses reasonably incurred in connection with the collection of such settlements and condemnation awards, and (v) the principal amount, premium or penalty, if any, interest and other amounts on any obligation which is secured by the asset sold in such Disposition and is required and permitted hereunder to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset), and (b) with respect to any Debt Incurrence, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses (including reasonable broker’s fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, and discounts and commissions) incurred in connection therewith.

“New Hartford Property” means the real property and/or improvements located at 8383 Seneca Turnpike, New Hartford, NY.

“Non-Loan Party Subsidiary” means any Subsidiary of the Borrower that is not a Loan
Party.

“Notes” means the Revolving Loan Note.

EXHIBIT 10.1

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means (a) with respect to any Loan on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Loans as a Revolving Loan) occurring on such date, and (b) with respect to any Letter of Credit, Unreimbursed Amount, L/C Loan or L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Loan) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Owned Real Property” means, collectively each parcel of Real Property located in the United States which is owned by a Loan Party.

EXHIBIT 10.1

“Participant” has the meaning assigned to such term in Section 10.4(c). “Participant Register” has the meaning assigned to such term in Section 10.4(c). “Patent Security Agreement” has the meaning set forth in the Security Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Perfection Certificate” means a perfection certificate in a form acceptable to the Lender. “Permitted Acquisitions” means, collectively, each Acquisition which satisfies each of the following conditions:

(a)at the time of and immediately before and after giving Pro Forma Effect thereto, no Event of Default shall have occurred and be continuing;

(b)such Acquisition shall be consensual and, if applicable, has been approved by the Acquisition target’s board of directors (or comparable governing body);

(c)the Person, assets or business unit acquired in the Acquisition shall be engaged in an Approved Line of Business;

(d)all actions, if any, required to be taken with respect to such newly created or acquired Subsidiary (including each Subsidiary thereof) or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall be taken (or arrangements for the taking of such actions reasonably satisfactory to the Lender shall have been made) within the time frames set forth in Section 6.12;

(e)to the extent required by the Collateral and Guarantee Requirement, (i) the property, assets, businesses and Equity Interests acquired in such Acquisition shall become Collateral and (ii) any newly created or acquired Subsidiary (other than an Excluded Subsidiary) shall become a Subsidiary Guarantor, in each case in accordance with Section 6.12;

(f)the aggregate cash consideration (excluding any amounts paid for with equity contributions from any direct or indirect equity holder of any Loan Party or any of its Subsidiaries) paid by any Loan Party or any of its Subsidiaries in connection with all such Acquisitions shall not exceed $10,000,000 in the aggregate per Fiscal Year or $10,000,000 in the aggregate during the term of the Credit Facility, provided that the aggregate cash consideration of Acquisitions of (i) Persons that do not become Guarantors as required pursuant to the “Collateral and Guarantee Requirement” or (ii) assets that are not made part of the Collateral as required pursuant to the

EXHIBIT 10.1

“Collateral and Guarantee Requirement” that are acquired by the Borrower or a Guarantor, in each case, will be limited in an aggregate amount not to exceed $250,000;

(g)after giving Pro Forma Effect to such Acquisition and, if applicable, the making of a Credit Extension in connection with such Acquisition, the Consolidated Leverage Ratio shall not exceed the lesser of (i) the Consolidated Leverage Ratio as of the Closing Date (after giving effect of the initial funding of the Credit Facility) and (ii) 3.00x;

(h)not later than ten (10) Business Days (or such shorter period as may be reasonably practicable, if approved by the Lender) prior to the consummation of any such Acquisition that is not funded solely with Equity Issuances, and except with respect to an Acquisition in which the cash acquisition consideration is less than $2,000,000, the Borrower shall have delivered to the Lender (i) a description of the proposed Acquisition, (ii) to the extent obtained and available, a quality of earnings report and pro forma financial statements for the Acquisition target and (iii) to the extent requested by the Lender, environmental assessments;

(i)to the extent the cash purchase price of any such Acquisition is not funded solely with Equity Issuances, the Borrower shall have delivered to the Lender within ten Business Days after the Acquisition, fully executed copies of the acquisition agreements for such Acquisition together with all schedules thereto (in each case, other than information subject to good faith confidentiality obligations), and, to the extent required to be obtained under the terms of the acquisition agreements for such Acquisition, the applicable party under such acquisition agreements shall have received all required regulatory and third party approvals; and

(j)Availability under the Revolving Facility shall be at least $3,500,000 after giving Pro Forma Effect to the Acquisition.

“Permitted Encumbrances” means:

(a)Liens imposed by law for taxes, assessments or other governmental charges imposed by Governmental Authorities that are not yet due or are being Contested in Good Faith, provided that enforcement of such Liens is stayed pending such contest;

(b)landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being Contested in Good Faith, provided that enforcement of such Liens is stayed pending such contest;

(c)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

EXHIBIT 10.1

(e)judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(k);

(f)easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Loan Parties and their respective Subsidiaries;

(g)any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business, provided that the same do not in any material respect interfere with the business of the Loan Parties or their Subsidiaries or materially detract from the value of the relevant assets of the Loan Parties or its Subsidiaries;

(h)licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business, provided that the same do not in any material respect interfere with the business of the Loan Parties or their Subsidiaries or materially detract from the value of the relevant assets of the Loan Parties or their Subsidiaries;

(i)customary rights of set off, bankers’ liens, refunds or charge backs, under deposit agreements, the Uniform Commercial Code or common law, of banks or other financial institutions where any Loan Party or any of such Loan Party’s Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(j)Liens on Margin Stock to the extent that a prohibition on such Liens would violate Regulation U;

(k)Liens (i) on earnest money deposits made in cash by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted under this Credit Agreement or (ii) on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business in connection with actions or transactions not prohibited by this Credit Agreement;

(l)Liens in favor of customs and revenue authorities arising in the ordinary course of business as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)Liens resulting from the filing of precautionary UCC-1 financing statements (or equivalent) with respect to operating leases or sales of receivables permitted pursuant to Section 7.5(p);

(n)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party or any of its Subsidiaries in the ordinary course of business; and

EXHIBIT 10.1

(o)Liens incurred in the ordinary course of business imposed by law in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets;

provided that the term “Permitted Encumbrance” shall not include any Lien securing Indebtedness.

“Permitted Holders” means Dr. John W. Sammon, his immediate family members (including any spouses and ex-spouses), their respective descendants and ascendants, and any trust, investment or holding vehicles solely for the benefit of any of the foregoing individuals.

“Permitted Liens” means Liens permitted pursuant to Section 7.2.

“Permitted Reinvestment” means, with respect to (a) the Net Cash Proceeds of any Disposition or Casualty Event or (b) Extraordinary Receipts, to acquire, repair, replace, improve or construct, to the extent otherwise permitted hereunder, property used or useful in the business of the Loan Parties or, if such Casualty Event involves loss or damage to property, to repair such loss or damage, or replace such property in whole or in part, or otherwise to acquire property used or useful in the business of the Loan Parties.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” means DebtX, Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Citizens Bank or its parent company (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period (or twelve month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction. Each of the terms “Pro Forma Compliance” and “Pro Forma Effect” shall have an analogous meaning.

“Qualified ECP Guarantor” means, in respect of any CEA Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such CEA Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

EXHIBIT 10.1

“Qualified Equity Interests” means, with respect to the Equity Interests of any Person, any Equity Interests other than Disqualified Equity Interests of such Person.

“Quotation Day” means, with respect to any LIBOR Loan and any Interest Period, the day that is two Business Days prior to the first day of such Interest Period.

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Reasonable Credit Judgment” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) credit judgment.

“Refinancing Indebtedness” means Indebtedness of any Loan Party or its Subsidiaries arising after the Closing Date issued in exchange for, or the proceeds of which are used to extend, refinance, refund, replace, renew, continue or substitute for other Indebtedness (such extended, refinanced, refunded, replaced, renewed, continued or substituted Indebtedness, the “Refinanced Obligations”); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Refinanced Obligations (plus any interest capitalized in connection with such Refinanced Obligations, the amount of prepayment premium, if any, original issue discount, if any, and reasonable fees, costs, and expenses incurred in connection therewith),
(b) such Refinancing Indebtedness shall have a final maturity that is no earlier than the final maturity date of such Refinanced Obligations, (c) such Refinancing Indebtedness shall rank in right of payment no more senior than, and be subordinated (if subordinated) to the Secured Obligations on terms, taken as a whole, not materially less favorable to the Lender than the Refinanced Obligations, (d) as of the date of incurring such Refinancing Indebtedness and after giving effect thereto, no Event of Default under Section 8.1(a), (h), (i) or (j) shall exist or have occurred and be continuing, (e) if the Refinanced Obligations or any Guarantees thereof are unsecured, such Refinancing Indebtedness and any Guarantees thereof shall be unsecured, (f) if the Refinanced Obligations or any Guarantees thereof are secured, (i) such Refinancing Indebtedness and any Guarantees thereof shall be unsecured or shall be secured by substantially the same or less collateral, taken as a whole, as secured such Refinanced Obligations or any Guarantees thereof, on terms, taken as a whole, not materially less favorable to the Lender and (ii) the Liens to secure such Refinancing Indebtedness shall not have a priority, taken as a whole, more senior than the Liens securing the Refinanced Obligations and if subordinated to any other Liens on such property, shall be subordinated, taken as a whole, to the Lender’s Liens on terms and conditions, taken as a whole, not materially less favorable to the Lender, and (g) the obligors in respect of the Refinanced Obligations immediately prior to such refinancing, refunding, extending, renewing, continuing, substituting or replacing thereof shall be the only obligors on such Refinancing Indebtedness.

“Regulation D” means Regulation D of the Board.

EXHIBIT 10.1

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board. “Reinvestment Prepayment Amount” means, with respect to (a) any Net Cash Proceeds of any Disposition or Casualty Event or (b) Extraordinary Receipts, as applicable, on the Reinvestment Prepayment Date therefor, the amount of such Net Cash Proceeds or Extraordinary Receipts, as applicable, less any amount paid by any Loan Party to make Permitted Reinvestments with such Net Cash Proceeds or Extraordinary Receipts.

“Reinvestment Prepayment Date” means, with respect to any portion of any (1) Net Cash Proceeds of any Disposition or Casualty Event or (2) Extraordinary Receipts, as applicable, the earliest of (a) the fifth Business Day next following receipt of such Net Cash Proceeds or Extraordinary Receipts, (b) if, on or prior to such fifth Business Day, the Borrower shall have delivered to the Lender a certificate of a Financial Officer of the Borrower to the effect that the Loan Parties intend to apply all or a specified portion of such Net Proceeds or Extraordinary Receipts as applicable, to Permitted Reinvestments, then, as to all or such specified portion of such Net Proceeds or Extraordinary Receipts, as the case may be, the 270th day after (i) the completion of the portion of such Disposition or Casualty Event corresponding to such Net Cash Proceeds and/or (ii) the receipt of such Extraordinary Receipts, as applicable, and (c) the occurrence of any Event of Default.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys-in-fact and representatives of such Person and of such Person’s Affiliates.

“Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, leaching, seeping, emitting, migration, emptying, discharging, injecting, escaping, depositing, disposing, or dumping of Hazardous Materials into the indoor or outdoor environment, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property and any other conditions resulting in potential or actual human exposure to Hazardous Materials within a structure.

“Request for Credit Extension” means (a) with respect to a Loan, or a conversion or continuation of a Loan, a Committed Loan Notice and (b) with respect to a L/C Credit Extension, a Letter of Credit Application.

“Reserves” means, collectively, reserves, in amounts and with respect to such matters, as the Lender in its Reasonable Credit Judgment shall deem necessary or appropriate to establish against the Borrowing Base, including, without limitation, reserves with respect to (a) sums that any one or more of the Loan Parties is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any provision of this Credit Agreement or any of the other Loan Documents,
(b) an appropriate level of rent on any rental or warehouse locations in which Inventory is stored, and for which the Loan Parties have failed to provide the Lender with a satisfactory executed Collateral Access Agreement, provided that the value of such Inventory in excess of such reserve shall not be excluded from Eligible Inventory on account of such failure; (c) amounts owing by any one or more of the Loan Parties to any Person to the extent secured by a Lien on, or trust over, any

EXHIBIT 10.1

of the Collateral, which Lien or trust the Lender in its Reasonable Credit Judgment deems likely to have a priority superior to Liens of the Lender (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in all or any part of the Collateral; it being understood and agreed that Reserves are established solely for the benefit of the Lender and that no other Person, including, without limitation, any Loan Party, shall have any rights or interests with respect to the establishment or failure to establish Reserves; (d) reserves for customs charges and shipping charges related to any Inventory in transit, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, unindemnified or underindemnified liabilities or potential liabilities with respect to any litigation, reserves for taxes, fees, assessments, and other governmental charges; and (e) such other amounts as may be established by Lender from time to time in its Reasonable Credit Judgment.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, comptroller, general counsel or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, as to any Person, (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of such Person, (c) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person, (d) any payment with respect to any Earn-out Obligation, and (e) with respect to clauses (a) through
(d) any transaction that has a substantially similar effect.

“Revolving Commitment” means the commitment hereunder of the Lender to make Revolving Loans and issue Letters of Credit in an aggregate outstanding amount not exceeding the Revolving Commitment as set forth on Schedule 2.1, as such Revolving Commitment may be adjusted from time to time pursuant to Section 2.3 and Section 2.5. The initial amount of the Revolving Commitment on the Agreement Date is $25,000,000.

“Revolving Facility” means the credit facility established hereunder and evidenced by the Revolving Commitment.

“Revolving Loan” means a loan referred to in Section 2.1 and made pursuant to Section 2.2.

“Revolving Loan Note” means a promissory note evidencing the Revolving Loans payable to the order of the Lender (or, if required by the Lender, to the Lender and its registered assigns) substantially in the form of Exhibit B.

EXHIBIT 10.1

“Revolving Maturity Date” means the third anniversary of the Closing Date, provided that if such day is not a Business Day, the Revolving Maturity Date shall be the Business Day immediately preceding such day.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. “Sale and Leaseback” means any transaction or series of related transactions pursuant to which any Loan Party or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctioned Country” means any country, territory or region which is itself the subject or target of any comprehensive Sanctions (at the date of this Credit Agreement, the Crimean region of Ukraine, Cuba, Iran, North Korea, Darfur, South Sudan and Syria).

“Sanctioned Person” means (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC, including the List of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person subject to any law that would prohibit all or substantially all financial or other transactions with that Person or would require that assets of that Person that come into the possession of a third-party be blocked (c) any legal entity organized or domiciled in a Sanctioned Country, (d) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (e) any natural person ordinarily resident in a Sanctioned Country, or (f) any Person 50% or more owned, directly or indirectly, individually or in the aggregate by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Secured Obligations” means, collectively, (a) the Loan Document Obligations, (b) the Cash Management Obligations and (c) the Swap Agreement Obligations.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, among the Loan Parties and the Lender.

“Sold Entity or Business” means any Person or any property or assets constituting a line of business or a division of a Person Disposed of in a transaction permitted hereunder by the Borrower or any of its Subsidiaries.

EXHIBIT 10.1

“Solvency Certificate” means a certificate, substantially in the form of Exhibit F. “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the present assets of such Person and its Subsidiaries, taken as a whole, is not less than the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, (b) the present fair salable value of the assets of such Person and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person or its Subsidiaries, taken as a whole, contemplated as of such date and (d) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness or Restricted Payment that by the terms of this Credit Agreement requires a test to be calculated on a “Pro Forma Basis”, be given in “Pro Forma Compliance” with, or after giving “Pro Forma Effect”; provided that any increase in the Revolving Commitment above the amount of Revolving Commitment in effect on the Closing Date, for purposes of this definition, shall be deemed to be fully drawn.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any basic, marginal, special, emergency, supplemental or other reserves) expressed as a decimal established by the Board to which the Lender is subject for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. LIBOR Loans and Daily LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means Indebtedness, if any, otherwise permitted by Section 7.1 incurred by a Loan Party that is contractually subordinated in right of payment to the prior payment of the Loan Document Obligations of such Loan Party and contains in any event subordination and other terms and conditions acceptable to the Lender in its sole discretion.

“Subordinated Debt Documents” means any agreement, indenture or instrument pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

EXHIBIT 10.1

“subsidiary” means, with respect to any Person (“Topco”), as of any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Topco in Topco’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by Topco or one or more subsidiaries of Topco.

“Subsidiary” means any direct or indirect subsidiary of the Borrower or a Loan Party, as the context may require.

“Subsidiary Guarantors” means each Subsidiary that executes and delivers this Credit Agreement and each other Domestic Subsidiary of the Borrower that becomes party thereto by the execution and delivery of a Subsidiary Joinder Agreement, and the permitted successors and assigns of each such Person.

“Subsidiary Joinder Agreement” means a Subsidiary Joinder Agreement, substantially in the form of Exhibit E, pursuant to which a Subsidiary (other than an Excluded Subsidiary) becomes a party to this Credit Agreement, to the Security Agreement and to each other applicable Loan Document.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Agreement Obligations” means all obligations of the Loan Parties under each Swap Agreement to which any Loan Party is a party and that is with a counterparty that is the Lender or any of its Affiliates, provided, further, that Swap Agreement Obligations shall not include, with respect to any Guarantor, Excluded CEA Swap Obligations of such Guarantor.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and

EXHIBIT 10.1

termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include the Lender or any Affiliate of the Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP).

“Synthetic Lease Obligation” means the monetary obligation of a Person at any time of determination under (i) a so called synthetic, off balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which could be characterized as the indebtedness of such Person (without regard to accounting treatment) (other than operating leases arising as a result of Sale and Leaseback transactions).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date upon which all Commitments have terminated, no Letters of Credit are outstanding (or if Letters of Credit remain outstanding, the same are Backstopped), and the Loans and L/C Obligations (other than with respect to the undrawn portion of outstanding Letters of Credit), together with all interest and fees related thereto and other Loan Document Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable), have been paid in full in cash.

“Threshold Amount” means $5,000,000.

“Total Revolving Outstandings” means at any time, the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations at such time.
“Trademark Security Agreement” has the meaning set forth in the Security Agreement. “Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any Subsidiary in connection with the Transactions, this Credit Agreement and the other Loan
Documents and the transactions contemplated hereby and thereby in connection therewith.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (b) the borrowing of the Loans and the issuance of the Letters of Credit, (c) the use of the proceeds of the Loans and the Letters of Credit, (d) the satisfaction

EXHIBIT 10.1

of the Collateral and Guarantee Requirement, (f) the Existing Credit Agreement Refinancing, and (e) the payment of Transaction Expenses.

“Type”, when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to the Adjusted LIBOR Rate, the Daily LIBOR Rate or the Alternate Base Rate.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unaudited Financial Statements” means the unaudited consolidated interim balance sheet of the Borrower and its consolidated Subsidiaries as of the end of the most recently ended fiscal quarter and a balance sheet as of the end of the preceding Fiscal Year, the related unaudited consolidated interim statements of income and comprehensive income of the Borrower and its consolidated Subsidiaries for the most recently ended fiscal quarter and for the corresponding periods of the preceding Fiscal Year, and of cash flows for the period from the end of the preceding Fiscal Year through the end of the most recent fiscal quarter, and for the corresponding period of the preceding Fiscal Year, contained in the Borrower’s Quarterly Report on Form 10-Q (or equivalent thereof) required to be filed with the United States Securities and Exchange Commission.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning assigned to such term in Section 2.4(c). “Unused Commitment Fee” has the meaning assigned to such term in Section 3.2(a). “USA PATRIOT Act” means The Uniting and Strengthening America by Providing
Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Equity Interests” means, with respect to any Person, shares of such Person’s Equity Interests having the right to vote for the election of the members of the board of directors or other managing person of such Person under ordinary circumstances.

EXHIBIT 10.1

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying
(i)the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means a liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Lender.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 Classification of Loans. For purposes of this Credit Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”).

Section 1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from

EXHIBIT 10.1

time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any terms used in this Credit Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

Section 1.4    Accounting Terms; GAAP.

(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Credit Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Leverage Ratio shall be calculated with respect to such period and all Specified Transactions occurring during such period on a Pro Forma Basis.

(c)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, operating leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Credit Agreement, notwithstanding any change in GAAP relating thereto.

Section 1.5 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6 References to Time. Unless the context otherwise requires, references to a time shall refer to Eastern Standard Time or Eastern Daylight Savings Time, as applicable. Except for cure periods set forth in Article 8 hereof, which shall be unaffected by this provision, if any obligation hereunder (other than payments, which are addressed in Section 2.8) shall be due on a day that is

EXHIBIT 10.1

not a Business Day, the date for such obligation shall be extended to the next succeeding Business Day.

Section 1.7 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE 2. THE CREDITS

Section 2.1    Revolving Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, the Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in the Total Revolving Outstandings exceeding the Revolving Commitment or, during any Borrowing Base Period, the lesser of the Revolving Commitment and the Borrowing Base. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Revolving Loans may be Daily LIBOR Loans or LIBOR Loans and may be converted to ABR Loans, as further provided herein.

Section 2.2    Loans, Conversions and Continuations of Loans.

(b)Each Loan, each conversion of a Loan from one Type to the other, and each continuation of a LIBOR Loan shall be made upon the Borrower’s irrevocable notice, to the Lender, which may be given by telephone. Each such notice must be received by the Lender substantially in the form of a Committed Loan Notice (i) in the case of a Daily LIBOR Loan, not later than 11:00 a.m. on the date of the proposed Loan, or (ii) in the case of any other Loan, not later than 11:00 a.m. three Business Days before the date of the proposed Loan.

(c)Each telephonic notice by the Borrower pursuant to Section 2.2(a) must be confirmed promptly by hand delivery or facsimile (or transmitted by electronic communication, if arrangements for doing so have been approved by the Lender) of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Section 2.3(c) and Section 2.4(c), each Loan or conversion of a Loan shall be in a principal amount of the Loan Minimum or a whole multiple of the Loan Multiple in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (A) whether the Borrower is requesting a Loan, a conversion of a Loan from one Type to the other, or a continuation of a Daily LIBOR Loan, (B) the requested date of the Loan, conversion or continuation, as the case may be (which shall be a Business Day), (C) the Class and principal amount of each Loan to be borrowed,

EXHIBIT 10.1

converted or continued, (D) the Type of Loan to be borrowed or to which an existing Loan is to be converted, (E) if applicable, the duration of the Interest Period with respect thereto which shall be a period contemplated by the definition of the term “Interest Period”, and (F) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2. Notwithstanding anything in this Credit Agreement to the contrary, if the Borrower:

(i)    requests a LIBOR Loan, or a conversion to or continuation of a LIBOR Loan, in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month; and

(ii)    fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loan shall be made as, continued as, or converted to, an ABR Loan.

For avoidance of doubt, the Borrower and the Lender acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan. Any automatic conversion or continuation as provided above shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loan.

(d)Upon satisfaction or waiver of the applicable conditions set forth in Section 4.2 (and, if such Loan is the initial Credit Extension, Section 4.1), the Lender shall make funds available to the Borrower in an amount equal to the requested Loan by transfer to the account of the Borrower maintained with Citizens Bank and designated in the Commitment Loan Notice; provided that if, on the date the Committed Loan Notice with respect to such Loan is given by the Borrower, there are L/C Loans outstanding, then the proceeds of such Loan shall be applied first, to the payment in full of any such L/C Loans and second, to the Borrower as provided above.

(e)Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of an Interest Period for such Loan unless the Borrower pays the amount due, if any, under Section 3.5 in connection therewith. During the existence of an Event of Default, the Lender may require that (i) no Loan may be requested as, converted to or continued as a LIBOR Loan, (ii) no Loan may be requested as a Daily LIBOR Loan and (iii) unless repaid, each LIBOR Loan and Daily LIBOR Loan be converted to an ABR Loan at the end of the Interest Period applicable thereto.

(f)The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for a LIBOR Loan upon determination of such interest rate. The determination of the Adjusted LIBOR Rate by the Lender shall be conclusive in the absence of manifest error.

(g)Anything in clauses (a) through (d) above to the contrary notwithstanding, after giving effect to all Loans, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than four (4) Interest Periods in effect at any time for all LIBOR Loans.

EXHIBIT 10.1

Section 2.3    Increase in Revolving Commitment.

(a)Accordion Option. Provided that no Event of Default has occurred and is continuing as of the request date or the effective date thereof after giving effect thereto, and subject to credit approval by the Lender, the Borrower may from time to time request an increase in the Revolving Commitment in accordance with this Section 2.3; provided, that the increase made pursuant to this Section 2.3 shall not exceed $15,000,000 and the increased aggregate Revolving Commitment shall not exceed $40,000,000 (the “Maximum Revolving Commitment Amount”) and each requested increase (each an “Accordion Increase”) shall not be less than $5,000,000 (or the entire remaining balance of the Maximum Revolving Commitment Amount, if less).

(b)Facility Increase Notice. If the requested Accordion Increase is approved by the Lender, the Lender will provide Borrower with notice (a “Facility Increase Notice”) of (i) the amount of the approved Accordion Increase and, after giving effect thereto, the updated Revolving Commitment, (ii) the effective date of the approved Accordion Increase, and (iii) any fees payable to the Lenders subscribing to a portion of such Accordion Increase.

(c)Conditions to and Implementation of an Accordion Increase. On the effective date of an Accordion Increase, the Borrower shall (x) execute and deliver a replacement Revolving Loan Note, and (y) pay to the Lender such fees as may be described in the Facility Increase Notice, all of which shall be conditions to effectiveness of the Accordion Increase.

(d)Terms of Accordion Increase. For the avoidance of doubt, each commitment increase and/or new commitment made in connection with an Accordion Increase shall constitute a Revolving Commitment hereunder, each loan made in connection with an Accordion Increase shall constitute a Revolving Loan and each such commitment and loan shall be subject to the same terms and conditions as the Revolving Commitment and Revolving Loans, including with respect to the applicable Maturity Date therefor and interest and fees thereon.

Section 2.4    Letters of Credit.

(a)The Letter of Credit Commitment. (i) Subject to the terms and conditions hereof and of any additional Letter of Credit Documents required by the Lender and relying upon the representations and warranties herein set forth, the Lender agrees from time to time on any Business Day during the Availability Period to issue Letters of Credit denominated in Dollars for the account of the Borrower (provided that any Letter of Credit may be for the joint account of the Borrower and any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.4(b); provided that the Lender shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit if immediately after giving effect to such L/C Credit Extension, (y) the aggregate L/C Obligations would exceed the L/C Sublimit, or (z) the Total Revolving Outstandings would exceed the Revolving Commitment or, during any Borrowing Base Period, the lesser of the Revolving Commitment and the Borrowing Base.

EXHIBIT 10.1

(i)    The Lender shall be under no obligation to issue any Letter of Credit (and, in the case of clauses (B), (C) or (D) below, shall not issue any Letter of Credit) if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing such Letter of Credit, or any law applicable to the Lender or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or direct that the Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Agreement Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Agreement Date (for which the Lender is not otherwise compensated hereunder);

(B)    subject to Section 2.4(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal;

(C)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date;

(D)    the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (ii) in any manner that would result in a violation of any Sanctions by any party to this Credit Agreement;

(E)    the issuance of such Letter of Credit would violate one or more policies of the Lender applicable to letters of credit or any laws binding upon the Lender;
(F)     the Letter of Credit is to be denominated in a
currency other than Dollars;
(G)     the Letter of Credit is in an initial amount less than $50,000, in the case of a standby Letter of Credit, or $50,000, in the case of a commercial Letter of Credit (or such lesser amount as agreed to by the Lender).

(ii)    The Lender shall be under no obligation to amend, including to increase or extend, any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

EXHIBIT 10.1

(b)Procedures for Issuance and Amendment of Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower hand delivered or sent by facsimile (or transmitted by electronic communication, if arrangements for doing so have been approved by the Lender) to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the Lender not later than 1:00 p.m. at least three Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the Lender may agree in a particular instance in its Reasonable Credit Judgment. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder,
(F)the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (G) such other matters as the Lender may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Lender (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as the Lender may reasonably request.

(i)    Subject to the terms and conditions set forth herein, the Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be.

(ii)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment.

(d)Drawings and Reimbursements. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Lender shall notify promptly the Borrower thereof. On the Business Day on which the Borrower shall have received notice of any payment by the Lender under a Letter of Credit or, if the Borrower shall have received such notice later than 10:00 a.m. on any Business Day, on the succeeding Business Day (such applicable Business Day, the “L/C Honor Date”), the Borrower shall (regardless of whether or not such Letter of Credit shall be for the sole account of the Borrower or for the joint account of the Borrower and any Subsidiary) reimburse the Lender in an amount equal to such drawing in Dollars. If the Borrower fails to so reimburse the Lender on the L/C Honor Date (or if any such reimbursement payment is required to be refunded to the Borrower for any reason), then the Borrower shall be deemed to have requested an ABR Revolving Loan in the amount of such unreimbursed drawing (the “Unreimbursed Amount”). Such Revolving Loan shall be made by the Lender without regard to the Loan Minimums and Loan Multiples, or to the satisfaction of any conditions precedent set forth in Section 4.2 hereof (an “L/C Advance”). Any notice given by the Lender pursuant to this Section 2.4(c) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such

EXHIBIT 10.1

notice. For the avoidance of doubt, if any drawing occurs under a Letter of Credit and such drawing is not reimbursed on the date due, the Unreimbursed Amount of such drawing shall, without duplication, accrue interest for each day until the date of reimbursement at (x) prior to the third Business Day following the L/C Honor Date, the rate per annum applicable to the outstanding principal balance of ABR Revolving Loans pursuant to Section 3.1(a), and (y) thereafter, a rate per annum equal to the Default Rate applicable to the outstanding principal balance of ABR Revolving Loans.

(e)Obligations Absolute. The obligation of the Borrower to reimburse the Lender for each drawing under each Letter of Credit issued by it and to repay each L/C Loan shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other agreement or instrument relating thereto;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with (x) any proceeding under any Debtor Relief Law or (y) any Bail-In Action;

(v)    any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Loan Documents or any other guarantee, for all or any of the Loan Document Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance (other than previous

EXHIBIT 10.1

payment of the amount due) that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse the Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e)Role of Lender as Letter of Credit Issuer. The Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Lender, any of its Related Parties nor any of the correspondents, participants or assignees of the Lender shall be liable or responsible for (i) any action taken or omitted in the absence of gross negligence or willful misconduct; or (ii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Lender, and the Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower caused by the Lender’s willful misconduct or gross negligence or the Lender’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)Conflict with Letter of Credit Application. Notwithstanding anything to the contrary in any Letter of Credit Document (including any Letter of Credit Application), in the event of any conflict between the terms hereof and the terms of any such Letter of Credit Document, the terms hereof shall control, provided that all non-conflicting terms of any such Letter of Credit Document shall remain in full force and effect.

(g)Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Lender shall not be responsible to any Loan Party for, and the Lender’s rights and remedies against any such Loan Party shall not be

EXHIBIT 10.1

impaired by, any action or inaction of the Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Credit Agreement, including the law or any order of a jurisdiction where the Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT- IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 2.5    Termination of Commitments.

(a)Unless previously terminated, the Revolving Commitment shall terminate on the last day of the Availability Period.

(b)The Borrower may at any time terminate the Revolving Commitment, provided that (i) the Borrower shall not terminate the Revolving Commitment if, after giving effect to any concurrent prepayment or repayment of the Revolving Loans in accordance with Section 2.7, the Total Revolving Outstandings would exceed the Revolving Commitment. If at any time, as a result of such a termination as provided in Section 2.5(a), the Total Revolving Outstandings would exceed the Revolving Commitment, then the Borrower shall on the date of such termination of the Revolving Commitment, repay or prepay Revolving Loans and/or Cash Collateralize Letters of Credit in an aggregate amount equal to such excess.

(c)The Borrower shall notify the Lender of any election to terminate the Revolving Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Any notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Revolving Commitment may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by written notice to the Lender on or prior to the specified effective date) if such condition is not satisfied subject to the Borrower’s obligation to indemnify the Lender pursuant to Section 3.5. Any termination of the Revolving Commitment shall be permanent.

Section 2.6    Repayment of Loans; Evidence of Debt.

(a)Payment at Maturity. The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of each Revolving Loan together with all accrued interest thereon on the earlier of the Revolving Maturity Date and, if different, the date of the termination of the Revolving Commitment in accordance with the provisions of this Credit Agreement.

(c)Notes. The Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver a Revolving Loan Note. In addition, if requested by the Lender, any such Note may be made payable to the Lender and its registered assigns in which case all Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in like form payable to the order of the payee named therein and its registered assigns.

EXHIBIT 10.1

(d)Lender Records. The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan owing to the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(e)Register. Entries made in good faith by the Lender in its account or accounts pursuant to Section 2.6(d), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to the Lender, under this Credit Agreement, absent manifest error; provided, however, that the failure of the Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Credit Agreement.

Section 2.7    Prepayments.

(a)Optional Prepayments. The Borrower may, upon written notice to the Lender, at any time and from time to time, voluntarily prepay any Loan of any Class in whole or in part without premium or penalty (except for amounts due in respect of LIBOR Loans as set forth in Section 3.5)), provided that (A) such notice must be received by the Lender not later than 1:00
p.m. (1) three Business Days prior to any date of prepayment of a LIBOR Loan and (2) one Business Day prior to the date of prepayment of an ABR Loan or a Daily LIBOR Loan and (B) each prepayment shall be in a principal amount of the Loan Minimum or a whole multiple of the Loan Multiple in excess thereof or, in each case, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by written notice to the Lender on or prior to the specified effective date) if such condition is not satisfied subject to the Borrower’s obligation to indemnify the Lender pursuant to Section 3.5.

(b)Mandatory Prepayments.

(i)    Net Cash Proceeds; Extraordinary Receipts. Except as set forth in Section 2.7(b)(ii):

(A)    Dispositions. In the event that any Loan Party receives Net Cash Proceeds in respect of any Disposition, then, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds, the Borrower shall prepay the Revolving Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(B)    Debt Incurrences. In the event that any Loan Party or any of its Subsidiaries receives Net Cash Proceeds in respect of any Debt Incurrence, then, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds, the Borrower shall prepay

EXHIBIT 10.1

the Revolving Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(C)    Casualty Events. In the event that any Loan Party or any of its Subsidiaries receives Net Cash Proceeds in respect of any Casualty Event, then, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds, the Borrower shall prepay the Revolving Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(D)    Extraordinary Receipts. In the event that any Loan Party or any of its Subsidiaries receives any Extraordinary Receipt, then, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt thereof, the Borrower shall prepay the Revolving Loans in an aggregate principal amount equal to 100% of such Extraordinary Receipt.

(ii)    Reinvestment. With respect to (a) the Net Cash Proceeds in connection with a Disposition or any Casualty Event and (b) any Extraordinary Receipts, in each case, received by any Loan Party required to prepay the Revolving Loans pursuant to clauses (A), (C) and (D), as the case may be, of Section 2.7(b)(i), the Borrower shall, in each case, not be required to make or cause such payment to be made so long as (x) such Net Cash Proceeds and/or such Extraordinary Receipts are intended to be used to make Permitted Reinvestments and (y) on each Reinvestment Prepayment Date for such Net Cash Proceeds and/or such Extraordinary Receipts, the Borrower shall pay or cause to be paid to the Lender an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Prepayment Date and such Net Cash Proceeds and/or Extraordinary Receipts.

(iii)    Notice of Mandatory Prepayment. The Borrower shall deliver to the Lender, at the time of each prepayment required under this Section 2.7(b), (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.

(c)Prepayments of Revolving Loans. If for any reason the Total Revolving Outstandings at any time exceed the Revolving Commitment or, during any Borrowing Base Period, the lesser of the Revolving Commitment then in effect and the Borrowing Base, then the Borrower shall immediately prepay, without premium or penalty, Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that, if, during a Borrowing Base Period, the Total Revolving Outstandings exceed the lesser of the Revolving Commitment then in effect and the Borrowing Base, then the Borrower shall, within five (5) Business Days, prepay, without premium or penalty, Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

EXHIBIT 10.1

(d)General Rules. All prepayments shall be subject to Section 3.5, but shall otherwise be without premium or penalty. All prepayments shall be accompanied by accrued interest thereon and, in the case of any prepayment of a LIBOR Loan, any additional amounts required pursuant to Section 3.5.

Section 2.8     Payments Generally; Lender’s Clawback.

(a)General. Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, L/C Loans, interest or fees, or of amounts payable under Sections 3.4, 3.5, 3.6 or 10.3, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds. All payments to be made by a Loan Party hereunder shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender as the Lender may from time to time notify the Borrower, except payments to be made to the Lender as expressly provided herein and except that payments pursuant to Sections 3.4, 3.5, 3.6 or 10.3, shall be made directly to the Persons entitled thereto. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)Insufficient Payment. Subject to the provisions of Article 8, whenever any payment received by the Lender under this Credit Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Lender under or in respect of this Credit Agreement and the other Loan Documents on any date, such payment shall be distributed by the Lender and applied by the Lender (i) first, towards payment of all fees and expenses due to the Lender under the Loan Documents, (ii) second, towards payment of interest, fees and commissions then due hereunder, and (iii) third, towards payment of principal of Loans and unreimbursed L/C Loans then due hereunder.

Section 2.9    [Reserved]. Section 2.10    Cash Collateral.
(a)Certain Credit Support Events. The Borrower shall provide Cash Collateral to the Lender:

(i)    if, as of the Letter of Credit Expiration Date, any L/C Obligation for
any reason remains outstanding, immediately (without the necessity of any request), in an amount not less than the Minimum Collateral Percentage of such L/C Obligation,

EXHIBIT 10.1

(ii)    if the Borrower shall be required to provide Cash Collateral pursuant to Section 8.2, immediately upon any request by the Lender, in an amount not less than the Minimum Collateral Percentage of all L/C Obligations, and
(iii)    if the L/C Obligations exceed the L/C Sublimit, within two (2) Business Days following any request by the Lender, in an amount not less than the Minimum Collateral Percentage of such excess.

(b)Grant of Security Interest. As security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.10(c), the Borrower hereby grants to (and subjects to the control of) the Lender (and shall enter into documentation reasonably satisfactory to the Lender for such purpose), and shall thereafter maintain, a first priority security interest (subject to Permitted Encumbrances) in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing. If at any time the Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Lender, pay or provide to the Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Citizens Bank. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 2.10 or Sections 2.4, 2.7,
2.10 or 8.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to secure obligations shall be released promptly following (i) the elimination of the applicable obligations giving rise thereto or (ii) the determination by the Lender that there exists excess Cash Collateral; provided that, subject to this Section 2.10, the Person providing Cash Collateral and the Lender may agree that Cash Collateral shall be held to support future anticipated obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

ARTICLE 3.

INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.1    Interest.

(a)Interest Rate Generally. All ABR Loans shall bear interest at the Alternate Base Rate plus the Applicable Margin. Each LIBOR Loan shall bear interest at a rate per annum

EXHIBIT 10.1

equal to the sum of the Adjusted LIBOR Rate for the Interest Period in effect for such Loan plus the Applicable Margin. Each Daily LIBOR Loan shall bear interest at the Daily LIBOR Rate plus the Applicable Margin.

(b)Default Rate.

(i)    Notwithstanding the foregoing, if any principal of or interest on any Loan, any reimbursement obligation in respect of any L/C Disbursement or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(ii)    Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and the Lender so notifies the Borrower (provided that no such notification shall be required, and the following interest shall automatically be payable, in the case of an Event of Default under Sections 8.1(a), (b), (h) or (i)), then, so long as such Event of Default is continuing, all outstanding principal of each Loan and all Unreimbursed Amounts in respect of L/C Disbursements (including L/C Loans) shall, without duplication of amounts payable under the preceding sentence, bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(iii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(iv)    The otherwise applicable rate is included in the definition of Default Rate and shall not also be charged to Borrower under Section 3.1(a) if this Section 3.1(b) applies.

(c)Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and at such other times as may be specified herein, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBOR Rate, the Daily LIBOR Rate and LIBOR Rate shall be determined by the Lender, and such determination shall be conclusive absent clearly manifest error.

EXHIBIT 10.1

Section 3.2    Fees.

(a)Unused Commitment Fee. The Borrower agrees to pay to the Lender, an unused commitment fee (the “Unused Commitment Fee”), which shall accrue at a rate per annum equal to the Applicable Margin on the average daily unused amount of the Revolving Commitment of the Lender during the period from and including the date on which this Credit Agreement becomes effective pursuant to Section 10.6(a) to but excluding the date on which the Revolving Commitment terminates. For purposes of computing Unused Commitment Fees, the Revolving Commitment shall be deemed to be used to the extent of the Total Revolving Outstandings. Accrued Unused Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the Agreement Date. All Unused Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)L/C Fees. The Borrower agrees to pay to the Lender a fee (the “L/C Fee”), for each (A)] standby Letter of Credit, at a rate per annum equal to the Applicable Margin multiplied by the average daily amount available to be drawn under such Letter of Credit, and (B) in the case of a commercial Letter of Credit, 1.5% multiplied by the average daily amount available to be drawn under such Letter of Credit, in each case, as well as the Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued L/C Fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Agreement Date; provided that all such fees shall be payable on the date on which the Revolving Commitment terminates and any such fees accruing after the date on which the Revolving Commitment terminates shall be payable on demand. Any other fees payable to the Lender pursuant to this paragraph shall be payable within ten days after demand. All L/C Fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, L/C Fees shall be calculated at a rate per annum equal to the Default Rate.

(c)Other Fees. The Borrower agrees to pay to the Lender, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon between the Borrower and the Lender.

(d)Payment of Fees Generally. All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds. Fees and other amounts paid shall not be refundable under any circumstances.

Section 3.3    Alternate Rate of Interest.

(a)If prior to the commencement of any Interest Period for a LIBOR Loan or prior to setting the daily interest rate for a Daily LIBOR Loan:

EXHIBIT 10.1

(i)    the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the applicable Adjusted LIBOR Rate, the Daily LIBOR Rate or the LIBOR Rate for such Loan; or

(i)the Lender determines (which determination shall be conclusive) that the Adjusted LIBOR Rate, the Daily LIBOR Rate or the LIBOR Rate will not adequately and fairly reflect the cost of making or maintaining such Loan;

then the Lender shall give notice thereof to the Borrower by telephone or facsimile as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (x) any Committed Loan Notice that requests the conversion of any Loan to, or continuation of any Loan as, a LIBOR Loan or a Daily LIBOR Loan, as the case may be, shall be ineffective, (y) if any Committed Loan Notice requests a LIBOR Loan or a Daily LIBOR Loan, as the case may be, such Loan shall be made as an ABR Loan and (z) all outstanding Daily LIBOR Loans shall be converted to an ABR Loan as of the date of such notice.

(a)If at any time the Lender determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Lender has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans, then (a) the Lender may, in its reasonable but sole discretion, establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention in the United States at such time for determining a rate of interest for loans of this type made to borrowers domiciled in the United States, applied in a manner determined by the Lender to be consistent with such then prevailing market convention and (b) the Lender and the Borrower shall negotiate in good faith any amendments to this Credit Agreement as may be necessary and appropriate to effectively implement any such alternative rate of interest. The Lender shall give notice of any such determination pursuant to this Section 3.3(b) to the Borrower by telephone or facsimile as promptly as practicable thereafter and, until an alternate rate of interest shall be implemented in accordance with this Section 3.3(b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 3.3(b), only to the extent the LIBOR Rate for any LIBOR Loan or Daily LIBOR Loan is not available or published at such time on a current basis), (w) any Committed Loan Notice that requests the conversion of any Loan to, or continuation of any Loan as, a LIBOR Loan or a Daily LIBOR Loan shall be ineffective, (x) if any Committed Loan Notice requests a LIBOR Loan or a Daily LIBOR Loan, such Loan shall be made as an ABR Loan, (y) all outstanding Daily LIBOR Loans shall be converted to an ABR Loan as of the date of such determination and (z) the Alternate Base Rate shall be determined without reference to the Adjusted LIBOR Rate component of the Alternate Base Rate; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Credit Agreement.

Section 3.4    Increased Costs; Illegality.

(a)Increased Costs Generally. If any Change in Law shall:

EXHIBIT 10.1

(i)impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);

(ii)subject the Lender to any Taxes (other than (A) Indemnified Taxes,
(B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement, the Loans or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to the Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any Applicable Lending Office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitments or the Loans, or the Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor

EXHIBIT 10.1

(except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)Illegality. Notwithstanding any other provision of this Credit Agreement, if, after the Agreement Date, any Change in Law shall make it unlawful for the Lender to make or maintain any LIBOR Loan or Daily LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan or Daily LIBOR Loan, then, by written notice to the Borrower:

(i)the Lender may declare that LIBOR Loans and Daily LIBOR Loans will not thereafter (for the duration of such unlawfulness) be made hereunder (or be continued) and no Loans will thereafter (for such duration) be converted into or continued as LIBOR Loans or Daily LIBOR Loans, whereupon any request for a LIBOR Loan or a Daily LIBOR Loan, to convert a Loan to, or continue a Loan as, a LIBOR Loan or a Daily LIBOR Loan, as applicable, shall be deemed a request for an ABR Loan (or a request to convert any such LIBOR Loan or Daily LIBOR Loan into an ABR Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii)the Lender may require that all outstanding LIBOR Loans and Daily LIBOR Loans be converted to ABR Loans, in which event all such LIBOR Loans and Daily LIBOR Loans shall be automatically converted to an ABR Loan, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event the Lender shall exercise its rights under clause (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the LIBOR Loans and Daily LIBOR Loans that would have been made or the converted LIBOR Loans and Daily LIBOR Loans shall instead be applied to repay the ABR Loans made in lieu of, or resulting from the conversion of, the LIBOR Loans and Daily LIBOR Loans, as applicable. For purposes of this paragraph, a notice to the Borrower by the Lender shall be effective as to each LIBOR Loan, if lawful, on the last day of the Interest Period currently applicable to such LIBOR Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 3.5 Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration (including as a result of a bankruptcy filing, or otherwise), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.7(a) and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the

EXHIBIT 10.1

Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that the Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurocurrency market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten days after receipt thereof.

Section 3.6    Taxes.

(a)Defined Terms. For purposes of this Section 3.6, the term “applicable law” includes FATCA.

(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Loan Parties. Each of the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Loan Parties. Each of the Loan Parties shall jointly and severally indemnify the Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(e)[Reserved].

(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.6, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(g)Status of Lender. (i) If entitled to an exemption from or reduction of withholding

EXHIBIT 10.1

Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.6 (including by the payment of additional amounts pursuant to this Section 3.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(i)Survival. Each party’s obligations under this Section 3.6 shall survive any assignment of rights by, or the replacement of, the Lender and the Termination Date.

(j)Confidentiality. Nothing contained in this Section shall require the Lender or any other indemnified party to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary) to the indemnifying party or any other Person.

ARTICLE 4.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.1 Conditions to Initial Credit Extensions. The effectiveness of this Credit Agreement and the obligation of the Lender to make Credit Extensions and to issue Letters of Credit hereunder on the Closing Date is subject to satisfaction or waiver of the following conditions precedent:
(a)Credit Agreement. The Lender (or its counsel) shall have received a counterpart

EXHIBIT 10.1

of this Credit Agreement (which may include facsimile transmission or electronic mail transmission of a signed signature page of this Credit Agreement) that, when taken together, bear the signatures of the Borrower, the Loan Parties party hereto and the Lender.

(b)Notes. The Lender shall have received any requested Notes, signed on behalf of the Borrower.

(c)Legal Opinion. The Lender shall have received a favorable written opinion (addressed to the Lender and dated the Closing Date) from Paul Hastings LLP, special counsel to the Loan Parties, in form, scope and substance satisfactory to the Lender. The Borrower hereby requests such counsel to deliver such opinions.

(d)Officers’ Closing Certificate. The Lender shall have received a certificate of the President or a Vice President and the Secretary or Assistant Secretary of each Loan Party, dated the Closing Date, in form and substance reasonably acceptable to Lender.

(e)Fees and Expenses. Substantially contemporaneously with the making of the Loans to be made on the Closing Date, the Borrower shall have paid all fees and expenses that under the terms hereof are due and payable on or prior to the Closing Date, as well as the reasonable fees, disbursements and other charges of counsel to the Lender in connection with the Transactions to the extent invoiced on or prior to the Closing Date.

(f)Collateral and Guarantee Requirement.

(i)The Collateral Documents set forth in Schedule 4.1(f) and the Negative Pledge Agreement shall have been duly executed and/or delivered by each Loan Party that is to be a party thereto and shall be in full force and effect. The Lender shall have a security interest in the Collateral of the type and the priority described in each such Collateral Document; and

(ii)The Lender shall have received a Perfection Certificate with respect to each Loan Party dated the Closing Date and duly executed by a Responsible Officer of the Borrower and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Lender that the Liens indicated in any such financing statement (or similar document) would be Permitted Liens or have been or will be contemporaneously released or terminated.

(g)Solvency Certificate. The Lender shall have received a Solvency Certificate attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole) on the Closing Date immediately before and after giving effect to the Transactions, from the chief financial officer or an authorized person performing similar function of the Borrower.
(h)Committed Loan Notice; Letter of Credit Application. The Lender shall have received a completed Committed Loan Notice and/or Letter of Credit Application, duly executed

EXHIBIT 10.1

by a Responsible Officer of the Borrower with respect to any Credit Extensions to be made on the Closing Date.

(i)Insurance. The Lender shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Lender has been named as lender’s loss payee and/or additional insured, as applicable, under each insurance policy with respect thereto and all endorsements thereto have been delivered, in each case, in accordance with the terms of the Loan Documents, and the Lender is otherwise satisfied with all of the insurance arrangements of the Loan Parties and their Subsidiaries.

(j)Pro-Forma Compliance Certificate. The Lender shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants on a Pro Forma Basis based on the Unaudited Financial Statements for the quarter ending March 31, 2018 and giving effect to the Transactions occurring on the Closing Date.

(k)USA PATRIOT Act; KYC. The Lender shall have received all documentation and other information requested by it and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. Each Loan Party, to the extent (if any) required by applicable law, shall have delivered to Lender a Beneficial Ownership Certification as related to such Loan Party if such Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(l)Financial Statements. The Lender shall have received (i) the Audited Financial Statements for the three most recent Fiscal Years ended at least ninety (90) days prior to the Closing Date and (ii) the Unaudited Financial Statements covering any of the first three fiscal quarters that have ended after the most recent Fiscal Year covered by the Audited Financial Statements and at least forty-five (45) days before the Closing Date.

(m)Legal Impediments. No law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon the Credit Facility as determined by the Lender in its Reasonable Credit Judgment.

(n)No Material Adverse Effect. There shall not have occurred a Material Adverse Effect or any event or circumstance that could reasonably be expected to result in a Material Adverse Effect and the Lender shall have received a certificate of a Financial Officer of the Borrower to the foregoing effect.

(o)Financial Officer Certificate. The Lender shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower confirming that the conditions set forth in paragraph (n) of this Section 4.1 and clauses (a) and (b) of Section 4.2 shall be satisfied.

(p)Existing Credit Agreement Refinancing. The Existing Credit Agreement Refinancing shall have been consummated substantially contemporaneously with the funding of the Loans to be made on the Closing Date. The Existing Credit Agreement (and each related loan document) and all commitments thereunder shall have been terminated, all obligations thereunder

EXHIBIT 10.1

shall have been paid in full (other than obligations that are contingent in nature or unliquidated at such time, which under the terms of the Existing Credit Agreement or related loan documents expressly survive such payment and termination) and all documentation necessary to release or terminate, as applicable, security interests and guarantees in respect thereof shall have been delivered to the Lender or its counsel.

(q) Due Diligence; Field Exam. The results of Lender’s due diligence with respect to the Loan Parties and their business shall be satisfactory to the Lender. The Lender shall have arranged for a field exam to be conducted and the results thereof shall be satisfactory to the Lender.

Notwithstanding the foregoing, the obligations of the Lender to make Credit Extension and to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived pursuant to Section 10.2) at or prior to 5:00 p.m. on June 30, 2018 and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.2 Conditions to All Credit Extensions. The obligation of the Lender to honor any Request for Credit Extension (other than an L/C Advance, or a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of LIBOR Loans) is subject to the satisfaction of the conditions in Section 4.1 and the following additional conditions precedent:

(a)Each of the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date, provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of a Loan to the other Type or a continuation of a LIBOR Loan) submitted by the Borrower shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.2(a) and, if applicable, (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants, with respect to itself and its Subsidiaries, as applicable, to the Lender that:

EXHIBIT 10.1

Section 5.1 Existence, Qualification and Power; Compliance with Laws. Such Loan Party and each of its Subsidiaries (a) is duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c) or (d), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Party and its Subsidiaries are in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintains all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party, and the consummation of the Transactions, are within such Loan Party’s corporate, limited liability company or other analogous powers, have been duly authorized by all necessary corporate, limited liability company or other analogous action, and do not and will not (a) contravene the terms of any of such Person’s Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than under the Loan Documents), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document to which it is a party, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), except for (i) filings and recordings necessary to satisfy the Collateral and Guarantee Requirement, and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

Section 5.4 Binding Effect. Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto and constitutes a legal, valid and binding obligation of each

EXHIBIT 10.1

such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.5    Financial Statements; No Material Adverse Effect.

(a)The Audited Financial Statements and Unaudited Financial Statements:

(i)fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries, as applicable, as of the dates thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments and the absence of footnotes; and

(ii)are prepared in accordance with Regulation S-X.

(b)Since March 31, 2018, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.6 Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against any Loan Party or, to the knowledge of the Borrower or such Loan Party, threatened against or affecting any Loan Parties or any of their Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (b) that involve or affect, or that purport to or could reasonably be expected to involve or affect, any Loan Document or the Transactions. Since the Agreement Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 5.7    Environmental Matters.

(a)Except for the Disclosed Matters and except for Environmental Claims which have been fully resolved with no remaining obligations or conditions:

(i)each Loan Party and its Subsidiaries possess all Environmental Permits required under applicable Environmental Law to conduct their respective businesses and are, and within applicable statutes of limitation, have been, in material compliance with the terms of such Environmental Permits. No Loan Party or any of its
Subsidiaries has received written notice that any Environmental Permits possessed by any of them will be revoked, suspended or will not be renewed;

(ii)the execution and delivery of this Credit Agreement and the

EXHIBIT 10.1

consummation by the Loan Parties of the Transactions does not require any notification, registration, reporting, filing, investigation, or environmental response action under any Environmental Law;

(iii)each of the Loan Parties and their Subsidiaries are currently, and within applicable statutes of limitation, have been, in material compliance with all applicable Environmental Law;

(iv)no Loan Party nor any of its Subsidiaries has received (A) notice of any pending or threatened civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter or request for information under any Environmental Law, or (B) notice of actual or potential liability under any Environmental Law including any Environmental Liability that such Loan Party or Subsidiary may have retained or assumed either contractually or by operation of law or of any Environmental Claim, in either case with respect to clauses (A) or (B) that reasonably could be expected to result in material expenditure by such Loan Party or Subsidiary. No Loan Party or any of its Subsidiaries has knowledge of any circumstances that reasonably could be expected to result in a material Environmental Liability;

(v)as of the Agreement Date: (A) no property or facility currently, or to the knowledge of each Loan Party, formerly owned, operated or leased by any Loan Party or any of its current or former Subsidiaries or by any respective predecessor in interest, and (B) no property at which Hazardous Materials generated, owned or controlled by any Loan Party, any of its present or former Subsidiaries or any predecessor in interest have been stored, treated or disposed of, have been identified by a Governmental Authority as recommended for or requiring or potentially requiring environmental assessment and/or response actions under Environmental Law;

(vi)(A) there has been no disposal, spill, discharge or Release of any Hazardous Material generated, used, owned, stored or controlled by any Loan Party, any of its Subsidiaries or any predecessor in interest, on, at or under any property currently or formerly owned, leased or operated by any Loan Party, any of its current or former Subsidiaries or any predecessor in interest, (B) there are no Hazardous Materials located in, at, on or under such facility or property, or at any other location, in either case (A) or (B), that reasonably could be expected to require investigation, removal, remedial or corrective measures by any Loan Party or any of its Subsidiaries or that reasonably could result in material liabilities of, or material losses, damages or costs to any Loan Party or any of its Subsidiaries under any Environmental Law, and (C) neither the Loan Parties nor any of their Subsidiaries has retained or assumed any liability contractually or by operation of law with regard to the generation, treatment, storage or disposal of Hazardous Materials or compliance with Environmental Law that could reasonably be expected to result in material expenditures by any Loan Party or any of its Subsidiaries;
(vii)(A) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, and (B)

EXHIBIT 10.1

no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on or under any facility or property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, in either case (A) or (B) except in material compliance with applicable Environmental Laws or as would not result in material Environmental Liability;

(viii)no Lien has been recorded against any properties, assets or facilities currently owned, leased or operated by any Loan Party or any of its Subsidiaries under any Environmental Law.

(b)Since the Agreement Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c)The Loan Parties and their Subsidiaries have provided to the Lender and its authorized representatives all material records and files, including all material assessments, reports, studies, analyses, audits, tests and data in their possession or under their control concerning any Environmental Claim, the existence of Hazardous Materials or any other environmental concern at properties, assets or facilities currently or formerly owned, operated or leased by any Loan Party or any of their present or former Subsidiaries or predecessor in interest, or concerning compliance by any Loan Party or any such Subsidiary with, or liability under any Environmental Law.

Section 5.8 Ownership of Properties; Liens. Each Loan Party and its Subsidiaries (a) has good title to, or valid leasehold interests in, or other lawful right in respect of, all its real and personal property material to its business, except for minor defects in title or in leasehold interests or other lawful rights could not reasonably be expected to have a Material Adverse Effect, (b) owns, or is entitled to use, all trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights material to its business, and the use thereof by the Loan Parties and their respective Subsidiaries does not infringe upon the rights of any other Person, except for defects in ownership, right to use or infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect and (d) enjoys peaceful and undisturbed possession under all such material leases, except, in the case of clause (c) and clause (d), such failure to comply or disturbance in possession as could not reasonably be expected to have a Material Adverse Effect.

Section 5.9 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 5.10 Investment Company Status, Etc. No Loan Party or any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

EXHIBIT 10.1

Section 5.11 Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being Contested in Good Faith or (b) failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other claims with respect to any Loan Party or any of its Subsidiaries that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.12    ERISA.

(a)Each Loan Party and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. No event described in Section 4062(e) of ERISA has occurred and is continuing with respect to any Pension Plan. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans.

(b)Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and ERISA Affiliate has made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(c)There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan. There has been no violation of the fiduciary responsibility rules of ERISA with respect to any Pension Plan.

(d)No Loan Party or ERISA Affiliate (i) has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (ii) has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a

EXHIBIT 10.1

Multiemployer Plan, and (iii) has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

(e)No such Pension Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Pension Plan or any other plan of any Loan Party or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Pension Plan or any such trust, to any material penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code.

(f)With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

Section 5.13 Subsidiaries; Equity Interests. As of the Agreement Date, no Loan Party has any direct or indirect Subsidiaries or investments (other than Cash Equivalents) in, or joint ventures or partnerships with, any Person, except as disclosed in Schedule 5.13. As of the Agreement Date, such Schedule sets forth (a) the name and jurisdiction of organization or incorporation of each Subsidiary and identifies each Subsidiary that is an Excluded Subsidiary, Subsidiary Guarantor and/or a Material First Tier Foreign Subsidiary on the Agreement Date, (b) the ownership interest of each Loan Party and its Subsidiaries in their respective Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement. All of the issued and outstanding Equity Interests owned by any Loan Party in its Subsidiaries have been duly authorized and issued and are fully paid and non-assessable and are free and clear of all Liens other than Liens in favor of the Lender under the Collateral Documents.

Section 5.14 Insurance. Borrower has delivered to Lender a true and correct schedule describing all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries on the Agreement Date (including names of carriers, policy number, expiration dates, insurance types and coverage amounts). As of the Agreement Date, all premiums in respect of such insurance that are due and payable have been paid.

Section 5.15 Federal Reserve Regulations, Etc. Neither any Loan Party nor any of its Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Immediately before and after giving effect to the making of each Loan and the issuance of each Letter of Credit, Margin Stock will constitute less than 25% of each Loan Party’s assets as determined in accordance with Regulation

EXHIBIT 10.1

U. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of the provisions of the regulations of the Board, including Regulation T, U or X or (b) for any purpose that would violate any Anti-Corruption Laws or applicable Sanctions.

Section 5.16 Collateral Documents. The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Lender, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof and (i) when the Pledged Equity Interests and the Pledged Debt Securities (as each such term is defined in the Security Agreement) are delivered to the Lender together with the proper endorsements, the Lien created under Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Equity Interests and Pledged Debt Securities to the extent that the laws of the United States or any state, commonwealth or other political subdivision thereof govern the creation and perfection of any such security interest, in each case prior and superior in right to any other Lien or right of any other person and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 5.16(a) and, with respect to Collateral consisting of Intellectual Property, when the Security Agreement (or Copyright Security Agreements, Patent Security Agreements and/or Trademark Security Agreements, as applicable) are filed with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and in each case, all applicable filing fees have been paid, the Lien created under the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral, in each case to the extent such security interest may be perfected by the filing of a UCC financing statement and, with respect to Intellectual Property, the filing of such Copyright Security Agreements, Patent Security Agreements and/or Trademark Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Lien or right of any other person, other than Permitted Liens which by operation of law or contract have priority over the Liens securing the Secured Obligations (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the grantors after the Closing Date).

Section 5.17 Solvency. Immediately before and after the consummation of each Transaction, the Loan Parties and their Subsidiaries are Solvent on a consolidated basis.

Section 5.18    Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a)Each Loan Party, its Subsidiaries and their respective officers and employees and their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. Neither any Loan Party, any of its Subsidiaries or any of their respective directors, officers or employees is a Sanctioned Person. Each Loan Party and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and all applicable Sanctions.

EXHIBIT 10.1

(b)No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions. No part of the proceeds of the Loans or the Letters or Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti- Corruption Laws.

(c)Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the any regulations passed under the USA PATRIOT Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto (together with Sanctions, “Anti-Terrorism Laws”). Each Loan Party and each of its Subsidiaries are in compliance with applicable Anti- Terrorism Laws.

Section 5.19 Owned Real Property. Schedule 5.19 lists completely and correctly as of the Agreement Date all Owned Real Property, the Loan Party owning the same and the addresses thereof.

Section 5.20 Accuracy of Information, Etc. None of the reports, financial statements, certificates or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.21 Labor Matters. There are no strikes, lockouts or slowdowns against any Loan Party or any of its Subsidiaries pending or, to the knowledge of any Loan Party, threatened in writing. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All material payments due from the Loan Parties or any of their Subsidiaries, or for which any claim may be made against any of the Loan Parties or any of their Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Loan Parties or any of their Subsidiaries is bound.
Section 5.22    [Reserved].

Section 5.23 No Default. No Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound in any respect that could reasonably be expected to have a Material

EXHIBIT 10.1

Adverse Effect. No Default has occurred and is continuing.

Section 5.24 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lender to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Credit Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 5.25 Brokers’ Fees. None of the Loan Parties or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents other than the closing and other fees payable pursuant to this Credit Agreement.

Section 5.26    EEA Financial Institutions. No Loan Party is an EEA Financial Institution. Section 5.27    Government Contracts.
(a)Each Material Government Contract has been properly approved and executed by each Loan Party or Subsidiary party thereto and, to the knowledge of such Loan Party, the applicable Governmental Authority party thereto.

(b)No Loan Party is currently, or has ever been, debarred or suspended from (or has received a notice that it is under investigation with respect to a possible debarment or suspension from) bidding on or entering into any Government Contract with or for any Governmental Authority. To the best of the Borrower and each other Loan Party’s knowledge, no event has occurred and no condition exists that could reasonably be expected to result in the debarment or suspension of any Loan Party or any Subsidiary from any Government Contract.

(c)All assignments of claims with respect to any Government Contract and notices of such assignments forwarded to or filed with any Person (including any Governmental Authority) pursuant to 48 C.F.R. Sections 32.802(e) and 32.805(b) on or prior to the Closing Date shall have been fully released in accordance with 48 C.F.R. Section 32.805(e). There are no other assignments of claims with respect to or Liens (other than Permitted Encumbrances) on Government Contracts other than in favor of a Governmental Authority in respect of set-off rights as provided in the Federal Acquisition Regulation (Title 48 of the Code of Federal Regulations).
(d)Except with respect to contracts for which a Governmental Authority has determined that a prohibition on assignment of claims is in such Governmental Authority’s interest, each of the Loan Parties has the right to assign to the Lender all payments due or to become due under each of such Person’s Government Contracts, and there exists no uncancelled prior assignment of payments under any of such Loan Party’s Government Contracts.

EXHIBIT 10.1

(e)As of the Closing Date, no Loan Party nor any Subsidiary is a party to any administrative agreement with any Governmental Authority.

(f)To the best of each Loan Party’s knowledge, no Government Contract to which a Loan Party or any Subsidiary is a party pursuant to which such Loan Party or such Subsidiary is likely to receive an amount in excess of (i) $10,000,000 over the course of any fiscal year or (ii) $15,000,000 over the remaining term thereof, prohibits the grant of a security interest therein by such Loan Party or such Subsidiary.

(g)Except with respect to Government Contracts for which the applicable Governmental Authority has determined that a prohibition on assignment of claims is in such Governmental Authority’s interest, each of the Loan Parties and their Subsidiaries has the right to assign to the Lender all payments due or to become due under each of such Person’s Government Contracts, and there exists no uncancelled prior assignment of payments under any Loan Party’s Government Contracts.

ARTICLE 6.

AFFIRMATIVE COVENANTS

Until the Termination Date, the Borrower and, as applicable, each other Loan Party, covenants and agrees with the Lender that:

Section 6.1 Financial Statements and Other Information. The Borrower will furnish or caused to be furnished to the Lender either in hard copy or by electronic communication (including by email, internet and intranet websites) pursuant to procedures approved by the Lender:

(a)within 120 days after the end of each fiscal year, the Audited Financial Statements, all reported on by BDO USA, LLP or another registered independent public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than solely with respect to, or resulting solely from (i) an upcoming maturity date under any debt or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the Unaudited Financial Statements, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the
Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)concurrently with any delivery of financial statements under clause (a) or
(b) above, a Compliance Certificate signed by a Financial Officer of the Borrower (w) containing

EXHIBIT 10.1

either a certification that no Default exists or, specifying the nature of each such Default, the nature and status thereof and any action taken or proposed to be taken with respect thereto, (x) certifying that there have been no changes to the jurisdiction of organization or legal name of any Loan Party since the date of the last Compliance Certificate delivered pursuant to the Credit Agreement, and
(a)attaching reasonably detailed calculations demonstrating compliance with Section 7.12, (z) certifying that the Borrower has no Subsidiaries other than (A) those that existed on the Closing Date and were reflected in the Perfection Certificate on such date, (B) those formed or acquired after the Closing Date with respect to which the Lender was previously notified either pursuant to Section 6.12 of the Credit Agreement, in an additional Perfection Certificate or in a previous Compliance Certificate, and (C) those other Subsidiaries set forth on the relevant Schedule to such Compliance Certificate, which Schedule sets forth for each such Subsidiary whether such Subsidiary is (1) a Domestic Subsidiary, (2) a Subsidiary Guarantor (including the basis for it not being a Subsidiary Guarantor, if applicable), (3) a first tier Foreign Subsidiary and in such case, whether such first tier Foreign Subsidiary is a Material First Tier Foreign Subsidiary or (4) an Excluded Subsidiary (including the basis for its constituting an Excluded Subsidiary);

(a)as soon as available but in any event within 20 days of the end of each calendar month during any Borrowing Base Period, and at such other times as may be requested by the Lender, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Lender may reasonably request;

(b)(i) within 90 days after the beginning of each fiscal year, an annual budget and annual consolidated forecast for the Borrower and its Subsidiaries for such fiscal year and the following two fiscal years, including projected consolidated statements of income and comprehensive income of the Borrower and its Subsidiaries, all in reasonable detail acceptable to the Lender and prepared by the management of such Loan Party, as applicable; (ii) promptly upon preparation thereof, such other forecasts that the Borrower or any Subsidiary may prepare and any revisions that may be made to any forecast previously delivered to the Lender; and (iii) no later than 30 days after the end of each fiscal quarter in which there has been a material deviation from a forecast provided to the Lender, a certificate of a Financial Officer of the Borrower explaining the deviation and the action, if any, that has been taken or is proposed to be taken with respect thereto; in each case the foregoing forecasts shall state all underlying assumptions; and

(c)promptly following any request therefor, (i) such other information with documentation required by bank regulatory authorities under applicable “know your customer” and Anti-Corruption and Anti-Terrorism Laws (including those passed pursuant to the USA PATRIOT Act), as from time to time may be reasonably requested by the Lender, and (ii) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may reasonably request.
Information or financial statements required to be delivered pursuant to clauses (a), (b) and/or (e) of this Section 6.1 or clause (e) of Section 6.2 shall be deemed to have been delivered if such information or financial statements are available on the website of the Securities and Exchange Commission of the U.S. at http://www.sec.gov.

EXHIBIT 10.1

Section 6.2    Notices of Material Events. Each Loan Party will furnish or caused to be furnished to the Lender prompt written notice of the following:

(a)the occurrence of any Default, specifying the nature and extent thereof;

(b)the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against, or affecting, any Loan Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(c)if requested by the Lender from time to time, copies of any annual report required to be filed in connection with each Pension Plan or Foreign Plan, and as soon as possible after, and in any event within ten days after any Loan Party or any ERISA Affiliate knows or has reason to know that, any ERISA Event (or any similar event with respect to a Foreign Plan) has occurred that, alone or together with any other ERISA Event (or any similar event with respect to a Foreign Plan) could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate in an aggregate amount exceeding the Threshold Amount;

(d)as soon as possible and in no event later than five (5) Business Days after the receipt by any Loan Party or any of its Subsidiaries, of a copy of any notice, summons, citation or other written communication concerning any actual, alleged, suspected or threatened violation of any Environmental Law by, Environmental Claim against or Environmental Liability of, any Loan Party or any of its Subsidiaries, in each case, which could reasonably be expected to have a Material Adverse Effect;

(e)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Loan Party to its shareholders generally, as the case may be;

(f)promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section 6.2;

(g)promptly after any Loan Party or any of its Subsidiaries (i) being required to file reports under Section 15(d) of the Securities Exchange Act of 1934, or (ii) registering securities under Section 12 of the Securities Exchange Act of 1934,
(h)in the event that any Person shall become, or cease to be, a Subsidiary or a Guarantor, the Borrower shall promptly furnish to the Lender an updated list of Subsidiaries or Guarantors, as the case may be;

(i)promptly after any Loan Party’s or any Subsidiary’s receipt thereof, (i) a copy of any default or termination notice with respect to any Material Government Contract or with respect to any other Government Contract if such notice is based on a finding of fraud, criminal

EXHIBIT 10.1

activity, deception or willful misconduct or if such notice relates to any default or breach which could reasonably be expected to, if uncured within any express grace period therein provided, result in the termination of a Material Government Contract; (ii) a copy of any notice of debarment or suspension from contracting with any Governmental Authority; or (iii) together with each delivery of financial statements of the Borrower pursuant to Sections 6.1(a) or 6.1(b), a backlog report with respect to the Government Contracts of the Loan Parties and their Subsidiaries; and

(j)the occurrence of any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of such Loan Party or other executive officer of such Loan Party setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.3 Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the rights, licenses, permits, privileges and franchises material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or any sale, lease, transfer or other disposition permitted by Section 7.5.

Section 6.4 Payment and Performance of Obligations. Each Loan Party will, and will cause each of its Subsidiaries to, pay or perform its obligations, including Tax liabilities, that, if not paid or performed, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being Contested in Good Faith and (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect, provided that nothing in this Section shall be deemed to require any Loan Party to pay any subordinated Indebtedness in violation of the subordination provisions applicable thereto.

Section 6.5 Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.6 Books and Records; Inspection Rights. Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account in which accurate entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, conduct field exams and to discuss its affairs, finances and condition with its officers and independent accounting firm, all at the expense of the Borrower and at such reasonable times and as often as reasonably requested; provided, however, during the existence of an Event of Default, the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the

EXHIBIT 10.1

Borrower at any time during normal business hours and without advance notice.

Section 6.7 Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintain all permits and licenses necessary to conduct its business, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. In addition, and without limiting the foregoing sentence, each Loan Party will, and will cause each of its Subsidiaries to, comply with all applicable Environmental Laws in all material respects, and with Anti-Corruption Laws, applicable Sanctions and the USA PATRIOT Act and the regulations promulgated thereunder in all respects.

Section 6.8    Use of Proceeds.

(a)The proceeds of the Loans and the Letters of Credit will be used to (i) refinance Indebtedness, including undrawn letters of credit, outstanding under the Existing Credit Agreement, (ii) finance general working capital needs, and (iii) provide general corporate financing, in each case in a manner not inconsistent with the terms hereof or in contravention of any Law or any Loan Document.

(b)No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or (b) for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. The Borrower will not request any Credit Extension, and the Borrower shall not use, and shall ensure that each Loan Party, their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions or any Anti-Terrorism Laws by any Person, including the Lender.

Section 6.9 Information Concerning Collateral. The Borrower will furnish to the Lender at least ten (10) days prior written notice of any change in (a) the legal name or jurisdiction of incorporation or formation of any Loan Party, (b) the location of the chief executive office of any Loan Party, its principal place of business or any office in which it maintains books or records relating to Collateral owned or held by it or on its behalf (including the establishment of any such new office or facility), (c) the identity or organizational structure of any Loan Party such that a filed financing statement becomes misleading or (d) the Federal Taxpayer Identification Number of any Loan Party. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Lender to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Lender if any material portion of the Collateral is damaged or destroyed.

Section 6.10    Insurance.

(a)The Borrower will, and will cause each of its Subsidiaries to, maintain, with

EXHIBIT 10.1

financially sound and reputable insurance companies, adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations and of same or similar size, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Collateral Documents); and maintain such other insurance as may be required by law.

(b)The Borrower will, and will cause each of its Subsidiaries to, (i) cause all such (A) property and casualty policies of such Loan Party and its Subsidiary Guarantors to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement in favor of Lender, in form and substance reasonably satisfactory to the Lender and
(A)liability policies of such Loan Party and its Subsidiary Guarantors to name Lender as an additional insured by way of endorsement in form and substance reasonably satisfactory to the Lender, (ii) cause all such policies to provide that neither such Loan Party, any Subsidiary or the Lender nor any other party shall be a co-insurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Lender may reasonably require from time to time to protect its interests, (iii) deliver copies of all such policies to the Lender upon request, (iv) cause each such policy to provide that it shall not be canceled or not renewed upon not less than 30 days’ prior written notice thereof by the insurer to the Lender, (v) deliver to the Lender, prior to the cancellation, material modification or non- renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Lender) together with evidence satisfactory to the Lender of payment of the premium therefor.

(c)The Borrower will promptly upon request of the Lender, deliver to the Lender, evidence of compliance by all Loan Parties with the requirements contained in Sections 6.10(a) and (b) in form and substance reasonably acceptable to the Lender, including, without limitation, evidence of annual renewals of such insurance.

(d)The Borrower will, and will cause each of its Subsidiaries to, notify the Lender immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10 is taken out by any Loan Party; and promptly deliver to the Lender a duplicate original copy of such policy or policies.

(e)In connection with the covenants set forth in this Section 6.10, it is understood and agreed that:
(i)neither the Lender nor any of its Related Parties shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.10, it being understood that (A) each Loan Party shall look solely to its insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Lender or any of its Related Parties, provided, however, that if the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower (for itself and each of its Subsidiaries) hereby agrees, to the extent permitted by law, to waive

EXHIBIT 10.1

its right of recovery, if any, against the Lender and its Related Parties; and

(ii)the designation of any form, type or amount of insurance coverage by the Lender under this Section 6.10 shall in no event be deemed a representation, warranty or advice by the Lender that such insurance is adequate for the purposes of the business of any Loan Party or its Subsidiaries or the protection of their properties and the Lender shall have the right from time to time to require the Loan Parties and their respective Subsidiaries to keep other insurance in such form and amount as the Lender may request in its Reasonable Credit Judgment; provided that such insurance shall be obtainable on commercially reasonable terms.

Section 6.11 Casualty Events; Extraordinary Receipts. The Borrower will, and will cause each of the Loan Parties to, furnish to the Lender prompt written notice of (i) each Casualty Event or the commencement of any action or proceeding for the condemnation or other taking of any such property or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding, and (ii) each Extraordinary Receipt.

(a)If any Casualty Event results in Net Cash Proceeds (whether in the form of insurance proceeds, condemnation award or otherwise) and an Event of Default has occurred and is continuing, the Lender is authorized to collect such Net Cash Proceeds, and each Loan Party hereby authorizes the Lender to apply any Net Cash Proceeds received by it to prepay the Loans in accordance with Section 2.7. All proceeds of business interruption insurance shall be paid to the Borrower unless an Event of Default has occurred and is continuing.

(b)All proceeds received by or paid to the Lender that do not constitute Net Cash Proceeds shall be paid over to the Borrower on behalf of the applicable Loan Party unless an Event of Default has occurred and is continuing, in which case each Loan Party hereby authorizes the Lender to apply any such proceeds received by it to prepay the Loans in accordance with Section 2.7.

Section 6.12    Covenant to Guarantee and Provide Security.

(a)Subsidiary Guarantors. If any Domestic Subsidiary of the Borrower (other than an Excluded Subsidiary or a Subsidiary that is a party to this Credit Agreement and the Collateral Documents) is formed or acquired after the Agreement Date or if an Excluded Subsidiary ceases to be an Excluded Subsidiary (including if an Excluded Subsidiary that is not a Loan Party solely because it does not meet the fair market value threshold, commences any material business or other commercial activities or has total assets with a fair market value in excess of $250,000), the Borrower will notify the Lender in writing thereof within 20 days following the date on which such Subsidiary is formed or acquired or such Excluded Subsidiary ceases to be an Excluded Subsidiary (or such later date as may be acceptable to the Lender in its Reasonable Credit Judgment) and, by such date:

(i)the Borrower will cause each such Subsidiary to (A) execute and deliver a Subsidiary Joinder Agreement and a Perfection Certificate and (B) promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Secured

EXHIBIT 10.1

Obligations as the Lender shall reasonably request (including the execution and delivery of any collateral document necessary or appropriate to create and perfect Liens with respect to such Subsidiary’s owned or leased real property or any Collateral Access Agreement or similar document) (it being understood that not more than 100% of the non-voting Equity Interests (if any) and 65% of the voting Equity Interests in each Material First Tier Foreign Subsidiary that is a Controlled Foreign Corporation shall be pledged),

(ii)if any Equity Interests issued by any such Subsidiary are owned or held by or on behalf of any Loan Party, the Borrower will cause such Equity Interests to be pledged pursuant to the Collateral Documents not later than the 30th after the date on which such Subsidiary is formed or acquired,

(iii)at the request of the Lender, the Borrower will deliver or cause to be delivered to the Lender such certificates and legal opinions as would have been required had such Subsidiary been a Subsidiary Guarantor on the Closing Date, and

(iv)for greater certainty, the Borrower shall, or shall cause such Loan Party to, pay all fees and expenses, including Attorney Costs, in connection with each Loan Party’s obligations under this Section 6.12 as and when required by Section 10.03(a) hereof.

(b)Further Assurances.

(i)Each Loan Party will grant to the Lender security interests in such of its assets and properties as are not covered by the Collateral Documents in order that the Loan Parties be in compliance with the Collateral and Guarantee Requirement. Such security interests shall (i) be granted pursuant to documentation reasonably satisfactory in form and substance to the Lender and (ii) constitute valid and enforceable perfected security interests superior to and prior to the rights of all third Persons, and subject to no other Liens, except Permitted Liens. Such additional collateral documents and the other instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Lender required to be granted pursuant to such additional collateral documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

(ii)Each Loan Party will, at its own expense, make, execute, endorse, acknowledge, file or deliver to the Lender from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, surveys, reports and other assurances or instruments, and take such further steps relating to the Collateral covered by any of the Collateral Documents as the Lender may reasonably require. Each Loan Party shall cause to be delivered to the Lender such opinions of counsel and other related documents as may be reasonably requested by the Lender.

(iii)Each action required by this Section 6.12(c) shall be completed as soon as possible, but in no event later than 30 days (or such longer period in the case of actions involving third parties as determined by the Lender in its reasonable discretion) after any

EXHIBIT 10.1

such assets or properties are acquired or such action is requested to be taken by the Lender, as the case may be.

(iv)The Borrower will promptly notify the Lender of any change in the information provided in any Beneficial Ownership Certification of any Loan Party that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Section 6.13 Environmental Matters. The Borrower will, and will cause each of its Subsidiaries to, (a) conduct its operations in material compliance with all applicable Environmental Laws, (b) implement any and all investigation, remediation, removal and response actions that either are necessary to materially comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, under, or from any of their owned or leased property or are requested by Governmental Authorities pursuant to Environmental Law, (c) notify the Lender promptly upon becoming aware of any violation of Environmental Laws or any Release of Hazardous Materials on, at, under, or from, any property that is reasonably likely to result in an Environmental Claim against any Loan Party or any of its Subsidiaries in excess of the Threshold Amount in the aggregate and promptly forward to the Lender a copy of any written communication received in connection therewith. If the Lender at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or a Release of Hazardous Materials on, at, under, or from any property owned or leased by any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, then, upon request by the Lender the Borrower shall cause such Loan Party to permit the Lender to appoint a nationally-recognized independent environmental testing firm or such other consultant as the Lender shall determine, at the Loan Parties’ expense, to have access to all property owned or leased by each Loan Party and each of its Subsidiaries for the purpose of conducting such environmental testing, including subsurface sampling of soil and groundwater, as the Lender deems appropriate to investigate the subject of the potential violation or Release.

Section 6.14 Subsidiaries. The Borrower will promptly deliver notice to the Lender in the event that any Subsidiary is dissolved or otherwise ceases to conduct business.

Section 6.15 Depository Banks. The Borrower and each Loan Party will maintain the Lender as its principal depository bank and principal provider of Cash Management Services in the United States.

Section 6.16 Federal Assignment of Claims Act; Debarment.
(a)If requested by the Lender, the Loan Parties will execute all documents necessary to comply with the Federal Assignment of Claims Act and comparable state law with respect to the accounts arising from any Material Government Contract and such other Government Contracts as reasonably required by the Lender (to the extent not already delivered to the Lender), in each case within seventy-five (75) days (or such extended period of time as agreed to by the Lender) after entering into such Material Government Contract or, with respect to any other Government Contract, after the Lender requires such documents with respect to such Government Contract, such documents to be held in escrow by the Lender in accordance with the applicable terms of the Security Agreement.

EXHIBIT 10.1

(b)If a Loan Party is debarred or suspended from bidding on or entering into any Government Contract with or for any Governmental Authority or enters into an administrative agreement with any Governmental Authority, the Loan Parties shall promptly (i) deliver or otherwise provide to the Lender all relevant information with respect to such debarment, suspension or administrative agreement to the extent permitted by applicable law, rules and regulations, (ii) provide to the Lender an updated list of all Government Contracts of the Loan Parties that includes the date of renewal of each such Government Contract and the remaining term thereof, (iii) provide access to the Lender to senior management of the Loan Parties and regulatory counsel to the Loan Parties that is engaged with respect to such debarment, suspension or administrative agreement and (iv) provide such other information with respect to such debarment, suspension or administrative agreement as the Lender may reasonably request, to the extent permitted by applicable law, rules and regulations.

Section 6.17 Certain Post-Closing Obligations. As promptly as practicable, and in any event within five (5) Business Days after the Closing Date or by such later date as the Lender reasonably agrees to in writing, the Borrower shall deliver to Lender the original stock certificates listed in the Pledged Stock table at the end of Schedule 5.13 hereto and, if not previously delivered to Lender, original undated stock powers executed in blank with respect thereto.

ARTICLE 7.

NEGATIVE COVENANTS

Until the Termination Date, each Loan Party covenants and agrees, with respect to itself and its Subsidiaries, as applicable, with the Lender that:

Section 7.1    Indebtedness.

(a)Such Loan Party will not, and will not permit any of its respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i)Indebtedness created under the Loan Documents;

(ii)Indebtedness existing on the Agreement Date and set forth in Schedule 7.1, and any Refinancing Indebtedness with respect thereto;
(iii)Indebtedness of such Loan Party or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any assets, other than Inventory, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Refinancing Indebtedness with respect thereto, provided that
(A)such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (iii) shall not, without duplication, exceed
$1,000,000 at any time outstanding;

EXHIBIT 10.1

(iv)Indebtedness of any Person that becomes a Subsidiary of such Loan Party after the Agreement Date, and any Refinancing Indebtedness with respect thereto, provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate outstanding principal amount of Indebtedness permitted by this clause (iv) shall not exceed $5,000,000 at any time outstanding and (C) to the extent constituting an Investment, such Indebtedness shall be permitted by Section 7.4;

(v)intercompany Indebtedness of the Borrower or any Subsidiary owing to and held by the Borrower or any Subsidiary; provided, however, that (A) if the Borrower or any Subsidiary Guarantor is the obligor on such Indebtedness and any Subsidiary (other than a Subsidiary Guarantor) is the obligee thereof, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Secured Obligations (including, with respect to any Subsidiary Guarantor, its obligations under the Security Agreement) and (B) Indebtedness of Subsidiaries (other than Subsidiary Guarantors) to the Borrower or a Subsidiary Guarantor in an amount not in excess of
$250,000 in the aggregate at any time outstanding;

(vi)Guarantees by (A) any Loan Party of Indebtedness of any other Loan Party, (B) any Non-Loan Party Subsidiary of Indebtedness of any other Non-Loan Party Subsidiary, and (C) any Non-Loan Party Subsidiary of any Indebtedness of any Loan Party, provided that, in each case, such guaranteed Indebtedness is otherwise permitted by this Section 7.1(a);

(vii)obligations under any Swap Agreements permitted by Section 7.7;

(viii)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(ix)unsecured guarantees arising as a result of customary indemnification obligations to purchasers that are not Affiliates of a Loan Party in connection with any Disposition permitted by Section 7.5;

(x)Indebtedness incurred in the ordinary course of business under (A) appeal bonds or similar instruments and (B) surety bonds, payment bonds, performance bonds, bid bonds, completion guarantees and similar obligations, workers’ compensation claims, health, disability or other employee benefits, and bankers acceptances issued for the account of any Loan Party or its Subsidiaries and unsecured guarantees thereof;

(xi)Earn-Out Obligations owing to sellers incurred in connection with a Permitted Acquisition so long as the maximum amount of potential liability in respect of such Earn-Out Obligations, excluding the Brink Earnout, does not exceed $5,000,000 in the aggregate at any time outstanding;

(xii)obligations owed to current or former officers, directors, managers or

EXHIBIT 10.1

employees of the Loan Parties or their Subsidiaries, their respective estates, spouses or former spouses to pay for the purchase, redemption, retirement or other acquisition or retirement for value of Equity Interests in any Loan Party owned thereby up to a maximum of $1,000,000 at any time outstanding;

(xiii)contingent payment obligations and contingent liabilities in respect of any indemnification obligations and adjustments of purchase price, in each case in connection with a Permitted Acquisition;

(xiv)Indebtedness existing on the Agreement Date in the maximum principal amount of $400,000 on the property located at 8387 Seneca Turnpike, New Hartford, NY;

(xv)Indebtedness of Foreign Subsidiaries;

(xvi)Indebtedness of any Loan Party incurred in the ordinary course of business with respect to the financing of insurance premiums;

(xvii)Indebtedness representing deferred compensation to employees of one or more Loan Parties incurred in the ordinary course of business not to exceed
$5,000,000 in the aggregate at any time outstanding;

(xviii)Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(xix)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

obligations;

(xx)	Indebtedness to Lender resulting from cash management

(xxi)	Indebtedness in the maximum amount of $350,000 consisting of reimbursement obligations to JPMorgan Chase Bank, N.A. in connection with a letter of credit outstanding on the Closing Date (the “Existing Letter of Credit”), which letter of credit may not be extended, amended or renewed; and
(xxii)additional unsecured Indebtedness in an aggregate principal amount not to exceed $3,000,000 at any time outstanding.

(b)The Borrower will not, and will not permit any of its Subsidiaries to, (i) issue or permit to be outstanding any Disqualified Equity Interests, or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Equity Interests of any Loan Party or any of its Subsidiaries, except as permitted under Section 7.8.

Section 7.2 Liens. Each Loan Party will not, and will not permit any of its respective

EXHIBIT 10.1

Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable except pursuant to Section 7.5(p)) or rights in respect of any thereof, except:

(a)Liens created under the Loan Documents;

(b)Permitted Encumbrances;

(c)any Lien on any property or asset of the Borrower or any Subsidiary, and any proceeds thereof, existing on the Agreement Date and set forth in Schedule 7.2, provided that
(i)such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and
(ii)such Lien shall secure only those obligations which it secures on the Agreement Date and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)any Lien on assets, other than Inventory, acquired, constructed or improved by the Borrower or any Subsidiary, provided that (i) such Lien secures Indebtedness permitted by Section 7.1(a)(iii), (ii) such Lien and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such assets and (iv) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e)any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Agreement Date prior to the time such Person becomes a Subsidiary, provided that (i) such Lien secures Indebtedness permitted by Section 7.1(a)(iv), (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (iii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iv) such Lien shall secure only the Indebtedness and other obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f)Liens of Lender as a depository bank or securities intermediary permitted by any Control Agreement;
(g)Liens on assets of Controlled Foreign Corporations or Foreign Subsidiary Holdcos securing Indebtedness not prohibited by Section 7.1(a);

(h)The existing mortgage on the real property and improvements located at 8387 Seneca Turnpike, New Hartford, NY, securing the Indebtedness referenced in Section 7.1(a)(xiv), in the maximum principal amount of $400,000, which Lien shall cease to be permitted hereunder, and shall be discharged in full, concurrently with the sale of such property;

(i)Liens in favor of JPMorgan Chase Bank, N.A. on cash collateral in the maximum amount of $350,000 to secure reimbursement obligations to JPMorgan Chase Bank,

EXHIBIT 10.1

N.A. in connection with the Existing Letter of Credit;

(j)Liens arising from Sale and Leaseback transactions;

(k)The interests of customers in hardware as a service and hardware as a rental by Loan Parties, and pursuant to other lease or rental arrangements, in each case in the ordinary course of business; and

(l)Liens arising in the ordinary course of business to secure Indebtedness for premiums to insurance carriers to the extent permitted by Section 7.1(xv).

Section 7.3    Fundamental Changes; Business; Fiscal Year.

(a)Such Loan Party will not, and will not permit any of its respective Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests issued by any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, provided that, if at the time thereof and immediately after giving effect thereto, no Default shall or would have occurred and be continuing:

(i)any Wholly-Owned Subsidiary of the Borrower may merge into or consolidate with (A) the Borrower in a transaction in which the Borrower is the surviving entity, (B) any Subsidiary Guarantor in a transaction in which such Subsidiary Guarantor is the surviving entity, and (C) to the extent such Subsidiary is a Non-Loan Party Subsidiary, any other Non-Loan Party Subsidiary;

(ii)the Borrower or any Subsidiary may merge into or consolidate with any Person in a transaction that is not permitted by Section 7.3(a)(i), provided that (x) in the case of a merger involving the Borrower, the Borrower shall be the surviving entity of such merger, (y) such merger is permitted by Section 7.4 and either (A) the Subsidiary Guarantor shall be the surviving entity or (B) such other Person shall become a Subsidiary Guarantor pursuant to Section 6.12, and (z) such merger shall not be prohibited by Section 7.5;

(iii)(A) any Subsidiary of a Loan Party may sell, transfer, lease or otherwise Dispose of all or substantially all of its assets to the Borrower or to any Subsidiary Guarantor and (B) any Non-Loan Party Subsidiary may sell, transfer, lease or otherwise Dispose of all or substantially all of its assets to the Borrower or any Subsidiary of the Borrower;

(iv)the Borrower or any of its Subsidiaries may sell, transfer, lease or otherwise Dispose of its assets in a transaction that is not permitted by Section 7.3(a)(iii), provided that such sale, transfer, lease or other Disposition is permitted by Section 7.5; and

(v)(A) any Non-Loan Party Subsidiary may liquidate or dissolve so long as any remaining assets are transferred to another Non-Loan Party Subsidiary or a Loan

EXHIBIT 10.1

Party, (B) any Subsidiary Guarantor may liquidate or dissolve so long as any remaining assets of such Subsidiary Guarantor are transferred to another Loan Party, and
(C) any Domestic Subsidiary which is not a Subsidiary Guarantor may liquidate or dissolve so long as any remaining assets of such Domestic Subsidiary are transferred to another Domestic Subsidiary; provided that, in each case, the Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and its Subsidiaries and is not disadvantageous to the Lender in any material respect.

(b)Such Loan Party will not, and will not permit any of its respective Subsidiaries to, engage to any material extent in any business other than an Approved Line of Business.

(c)Such Loan Party will not, and will not permit any of its respective Subsidiaries to, change its Fiscal Year.

Section 7.4 Investments. Such Loan Party will not, and will not permit any of its respective Subsidiaries to, purchase, hold or acquire (including pursuant to any merger), or make or permit to exist any Investment, except:

(a)Investments in cash and Cash Equivalents;

(b)investments existing on the Agreement Date and set forth in Schedule 5.13 and Schedule 7.4;

(c)investments made by the Borrower in the Equity Interests or debt securities of any Subsidiary Guarantor or any Non-Loan Party Subsidiary and made by any Subsidiary Guarantor in the Equity Interests or debt securities of any other Subsidiary Guarantor or any Non- Loan Party Subsidiary; provided that Investments pursuant to this Section 7.4(c) by any Loan Party in any Non-Loan Party Subsidiary plus any Investments pursuant to subsection (e)(iii) below, without duplication, shall not exceed $5,000,000 in the aggregate and may be made only to the extent that, after giving effect to any such investment, Availability equals or exceeds 20% of the Revolving Commitment.

(d)Investments constituting Indebtedness made by (i) any Loan Party to any Subsidiary thereof or (ii) any Subsidiary to any Loan Party or another Subsidiary, in each case subject to the limitations set forth in Section 7.1(a)(v) and (vi);

(e)acquisitions made by (i) any Loan Party from any other Loan Party, (ii) any Non-Loan Party Subsidiary from any other Non-Loan Party Subsidiary and (iii) any Non-Loan
Party Subsidiary from any Loan Party; provided that, with respect to this clause (iii), the amount of any such Investments plus any Investments pursuant to subsection (c) above by any Loan Party in any Non-Loan Party Subsidiary, without duplication, shall not exceed $5,000,000 in the aggregate and may be made only to the extent that, after giving effect to any such investment, Availability equals or exceeds 20% of the Revolving Commitment;

(f)Guarantees permitted by Section 7.1(a);

EXHIBIT 10.1

(g)Swap Agreements permitted by Section 7.7;

(h)Permitted Acquisitions;

(i)payroll, commission, travel and other similar cash advances made to directors (or comparable Persons), officers or employees in the ordinary course of business;

(j)(i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5 and (ii) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business as a result of insolvency, bankruptcy, reorganization, or other similar proceeding involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(k)Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with Borrower or any Subsidiary thereof (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(l)deposits of cash made in the ordinary course of business to secure performance of (i) operating leases and (ii) other contractual obligations that do not constitute Indebtedness, including earnest money deposits made in cash in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(m)Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(n)Investments financed by Equity Issuances of the Borrower, other than the issuance of Disqualified Equity Interests;

(o)Investments by Controlled Foreign Corporations, Foreign Subsidiaries or Foreign Subsidiary Holdcos in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(p)loans or advances to officers, directors, consultants and employees of any Loan Party (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) for any other business-related purposes; provided that the aggregate principal amount outstanding at any time under this clause (o) shall not exceed $2,500,000;
(q)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(r)Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and pursuant to UCC Article 4;

(s)Investments (including debt obligations and Equity Interests) received in

EXHIBIT 10.1

connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment permitted hereunder or other transfer of title with respect to any secured Investment permitted hereunder;

(t)Sale and Leaseback transactions; and

(u)so long as no Event of Default shall have occurred and be continuing or would immediately result therefrom, other Investments by the Borrower and its Subsidiaries after the Agreement Date in an aggregate amount not to exceed $500,000 at any time outstanding.

Section 7.5    Dispositions. Such Loan Party will not, and will not permit any of its respective Subsidiaries to, Dispose of any of its assets except:

(a)issuances of Qualified Equity Interests by (i) any Wholly-Owned Subsidiary of a Loan Party to a Loan Party, in each case subject to the Collateral and Guarantee Requirement and Section 2.7(b)(i)(B);

(b)the sale, lease, rental, licensing or other dispositions of Inventory (including hardware and software) in the ordinary course of business including transfers of Inventory under trial evaluation arrangements in contemplation of a sale, lease or license; provided that the aggregate fair market value of Inventory leased or under trial evaluation arrangements in contemplation of a sale, lease or license shall not exceed $1,000,000 at any one time;

(c)the use or transfer of money, cash or Cash Equivalents in a manner that is not prohibited by the terms of this Credit Agreement or the other Loan Documents;

(d)the licensing and sublicensing of patents, trademarks, copyrights, and other intellectual property and intellectual property rights in the ordinary course of business, and the leasing and subleasing of any other property;

(e)the granting of Liens permitted hereunder and the other transactions permitted by Section 7.2;

(f)any Casualty Event and the Disposition of any property subject thereto;

(g)the abandonment, cancellation or lapse of issued patents, registered trademarks and other registered intellectual property of a Loan Party or Subsidiary thereof to the extent, in such Loan Party’s reasonable business judgment, not economically desirable in the conduct of such Loan Party’s business or so long as such lapse is not materially adverse to the interests of the Lender and (ii) the expiration of patents in accordance with their statutory terms;

(h)the sale of assets (other than Equity Interests of any Wholly-Owned Subsidiary, unless all of the Equity Interests of such Wholly-Owned Subsidiary (other than the Borrower) are sold in accordance with this clause (i)) for at least fair market value, so long as (A) no Event of Default then exists or would immediately result therefrom, (B) at least 75% of the consideration

EXHIBIT 10.1

received by the applicable Loan Party consists of cash or Cash Equivalents (it being understood that notes and similar obligations maturing within 90 days will be considered cash) and is paid at the time of the closing of such sale, and (C) the Net Cash Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 2.7(b)(i)(A);

(i)Dispositions of assets acquired by the Borrower and its Subsidiaries pursuant to a Permitted Acquisition consummated within 24 months of the date of such Permitted Acquisition;

(j)any trade in of equipment in exchange for other equipment in the ordinary course of business;

(k)the unwinding or terminating of hedging arrangements or transactions contemplated by any Swap Agreement which are not prohibited hereunder;

(l)Dispositions of obsolete, damaged, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower or any of its Subsidiaries, in each case in the ordinary course of business;

(m)Dispositions between Loan Parties or between Subsidiaries that are not
Loan Parties;

(n)Dispositions by Excluded Subsidiaries in the ordinary course of business up to an aggregate maximum of $500,000 by all Excluded Subsidiaries;

(o)Sale and Leaseback transactions;

(p)Restricted Payments permitted by Section 7.8;

(q)the issuance of (i) restricted Equity Interests by the Borrower to directors, officers and other employees as part of its compensation scheme, or in connection with any other employee stock ownership plan, employee stock purchase program and/or officer, director or employee incentive plan, in each case in the ordinary course of business or (ii) any directors qualifying shares by any Foreign Subsidiary.

(r)Dispositions or discounts without recourse of accounts receivable that are distressed or uncollectible in connection with the compromise or collection thereof in the ordinary course of business.
To the extent the Lender waives the provisions of this Section 7.5 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 7.5, such Collateral (unless sold to a Loan Party) shall be sold automatically free and clear of the Liens created by the Collateral Documents and, at the expense of the Loan Parties, the Lender shall take all reasonable actions any Loan Party reasonably requests in writing in order to effect the foregoing.

Section 7.6 Sale and Leaseback Transactions. Except as permitted by Sections 7.2, 7.5 and 7.6, such Loan Party will not, and will not permit any of its respective Subsidiaries to, enter into

EXHIBIT 10.1

any Sale and Leaseback arrangement with any Person.

Section 7.7 Swap Agreements. Such Loan Party will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any Subsidiary) and that are not for speculative purposes, or (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Loan Party or Subsidiary.

Section 7.8 Restricted Payments. Such Loan Party will not, and will not permit any of its respective Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except:

(a)subject to the Collateral and Guarantee Requirement, any Subsidiary of such Loan Party may declare and pay, and agree to pay, dividends and other distributions with respect to its Equity Interests payable solely in common Equity Interests (other than Disqualified Equity Interests),

(b)any Subsidiary of such Loan Party may declare and pay dividends or other distributions with respect to its Equity Interests to the Borrower or any Subsidiary Guarantor,

(c)the making of dividends or distributions by a Non-Loan Party Subsidiary to a Loan Party or another Non-Loan Party Subsidiary,

(d)to purchase, redeem or pay for the repurchase, retirement or other acquisition or retirement for value of its or their Equity Interests owned by any present or former officer, director or employee of the Loan Parties or their Subsidiaries to the extent permitted by Section 7.1(a)(xii),

(e)the Borrower may pay or make any other Restricted Payments to the extent that, after giving effect to any such Restricted Payment, Availability equals or exceeds 20% of the Revolving Commitment.

Section 7.9 Transactions with Affiliates. Such Loan Party will not, and will not permit any of its respective Subsidiaries to, Dispose (including pursuant to a merger) of any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a)
transactions on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (it being understood that this Section shall not apply to any transaction that is permitted under Sections 7.1, 7.3, 7.4, 7.5 or
7.8 of this Credit Agreement between or among the Loan Parties and not involving any other Affiliate) and (b) the Transactions.

Section 7.10 Restrictive Agreements. Such Loan Party will not, and will not permit any of its respective Subsidiaries to enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party or any of its

EXHIBIT 10.1

Domestic Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets (unless such agreement or arrangement does not prohibit, restrict or impose any condition upon the ability of any Loan Party to create, incur or permit to exist, or the ability of the Lender to exercise any right or remedy with respect to, any Lien in favor of the Lender created under the Loan Documents), including, without limitation, the New Hartford Property, or
(b) the ability of any Subsidiary to pay dividends or make other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that
(i)the foregoing shall not apply to (A) restrictions and conditions imposed by law or by the Loan Documents, (B) restrictions and conditions existing on the Agreement Date identified on Schedule 7.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (C) customary restrictions and conditions contained in agreements governing Indebtedness permitted by Section 7.1(a)(iii), (iv), (vii), (xiv) or (xx) or Liens permitted by Sections 7.2(c), (d), (g), (h), (i) or (k) hereof provided that the same restrict only Liens upon the property or assets financed pursuant to such agreements, provided, in the case of Section 7.1(a)(xiv), that any such restrictions and conditions apply only to the Person then becoming a Subsidiary of such Loan Party and provided, in the case of Section 7.2(g), that any such restrictions and conditions apply only to Foreign Subsidiaries and/or their assets, and (D) customary restrictions and conditions contained in agreements relating to the sale of a subsidiary pending such sale, provided that such restrictions and conditions apply only to its Subsidiary that is to be sold and such sale is permitted hereunder, (ii) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Credit Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (iii) clause (a) of this Section shall not apply to customary provisions in agreements restricting the assignment thereof.

Section 7.11 Amendment of Material Documents. Such Loan Party will not, and will not permit any of its respective Subsidiaries to, amend, supplement, modify or waive any of its rights under any of its Organizational Documents in any manner that could reasonably be expected to adversely affect the Lender in any material respect, provided that the Borrower shall deliver or cause to be delivered to the Lender a copy of all amendments, modifications or waivers thereto promptly after the execution and delivery thereof.

Section 7.12    Financial Covenants.

(a)Consolidated Leverage Ratio. The Borrower will not permit its trailing twelve-month Consolidated Leverage Ratio as of the end of any fiscal quarter during any period set forth in the following table to be greater than the ratio set forth therein with respect to such period:

Period Ending	Ratio
6/30/2018	4.00:1.00
9/30/2018 and each fiscal quarter thereafter	3.50:1.00

EXHIBIT 10.1

(b)Consolidated EBITDA. The Borrower will not permit its trailing twelve- month Consolidated EBITDA as of the end of any fiscal quarter during any period set forth in the following table to be less than that set forth therein with respect to such period:

Period	Amount
6/30/2018	$1,500,000
9/30/2018	$2,500,000
12/31/2018	$4,500,000
3/31/2019	$4,500,000
6/30/2019	$5,500,000
9/30/2019	$6,500,000
12/31/2019 and each fiscal quarter thereafter	$10,000,000

Section 7.13 Payments on Subordinated Debt. Such Loan Party will not, and will not permit any of its respective Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Indebtedness of such Person which is subordinated to the payment of the Loan Document Obligations except that so long as no Default shall have occurred and shall be continuing or would immediately result therefrom, the Borrower or any Subsidiary may make payments of Subordinated Debt to the extent permitted by the subordination provisions applicable thereto approved by the Lender pursuant to the definition of “Subordinated Debt” hereof.

Section 7.14 Government Regulation. Such Loan Party will not, and will not permit any of its respective Subsidiaries to, (a) at any time be or become listed on the list of any government agency (including the United States Office of Foreign Assets Control list) that prohibits the Lender from making any loans or extension of credit (including the Loans and the Letters of Credit) to any Loan Party or from otherwise conducting business with any Loan Party, or (b) fail to provide documentary and other evidence of any Loan Party’s identity as may be requested by the Lender at any time to enable the Lender to verify any Loan Party’s identity or other information to comply Section 326 of the USA PATRIOT Act or any other Anti-Terrorism Law.
Section 7.15 New Hartford Property. Borrower and/or the Subsidiary Guarantor owner thereof shall not permit any Lien on the New Hartford Property except in favor of Lender and except for Permitted Encumbrances.

ARTICLE 8.

EVENTS OF DEFAULT

Section 8.1    Events of Default.    Any of the following shall constitute an Event of Default:

EXHIBIT 10.1

(a)Non-Payment of Principal or L/C Disbursement. Any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(b)Other Non-Payment. Any Loan Party shall fail to pay any interest on any Loan or on any reimbursement obligation in respect of any L/C Disbursement or any fee, commission or any other amount (other than an amount referred to in clause (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

(c)Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d)Specific Covenants. Any Loan Party shall (i) fail to observe or perform any covenant contained in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.2(a), 6.3(a), 6.8, 6.10, 6.12, 6.16 or 6.17, in Article 7 or (ii) fail to deliver a Monthly Certificate as and when required pursuant to the proviso in the definition of ”Borrowing Base Period” herein or (iii) any Loan Party shall fail to observe or perform any negative covenant contained in any Collateral Document to which it is a party and, in the case of this clause (iii), such failure is reasonably likely to have a material adverse effect on the perfection or priority of Lender’s Lien on Collateral with a value of $1,000,000 or more.

(e)Other Covenants. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the occurrence thereof.

(f)Cross Default - Payment Default on Material Indebtedness. Any Loan Party shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period) and the same shall constitute or result in an event of default thereunder (after giving effect to applicable grace, cure and other similar periods, and to any waivers or forbearances).

(g)Other Cross-Defaults. (i) Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or payment date, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due prior to their scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof prior to their scheduled maturity or payment date (in each case after giving effect to any applicable notice and any applicable cure

EXHIBIT 10.1

period), provided that this clause (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale, transfer or other disposition of the property or assets securing such Indebtedness or (ii) any Loan Party or any of its Subsidiaries shall breach or default on any settlement or termination payment obligation constituting a Swap Agreement Obligation in excess of the Threshold Amount, after giving effect to cash collateralization, grace and cure periods and any permitted offset payments; or (iii)(w) any Loan Party or any of its Subsidiaries shall be debarred from contracting with any Governmental Authority, (x) a notice of debarment or suspension shall have been issued to or received by any Loan Party or any of its Subsidiaries, or (y) an investigation by any Governmental Authority relating to any Loan Party or any of its Subsidiaries and involving fraud, deception or willful misconduct shall have been commenced in connection with any Government Contract or any Loan Party’s or any Subsidiary’s activities with respect thereto and, in the case of clause (w), (x) or (y), the same is not disclosed to the Lender in writing within fifteen (15) Business Days of any Loan Party having knowledge thereof.

(h)Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)Voluntary Proceedings. Any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j)Inability to Pay Debts. Any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.
(k)Judgments. One or more judgments (i) which could reasonably be expected to have a Material Adverse Effect or (ii) which provide for the payment of money in an aggregate amount in excess of the Threshold Amount shall be rendered against any Loan Party or any of its Subsidiaries or any combination thereof (which shall not be fully covered (without taking into account any applicable deductibles) by insurance from an unaffiliated insurance company with an
A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company) and the same shall remain undischarged or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any of its Subsidiaries to enforce any such judgment.

EXHIBIT 10.1

(l)ERISA Events. (i) An ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Loan Party or any of its Subsidiaries (or in the case of an ERISA Event described in subsection (b) of the definition of that term in Section 1.1, could reasonably be expected to subject any Loan Party, any of its Subsidiaries, any Pension Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any Pension Plan or trust to a tax or penalty on “prohibited transactions” under Section 502 of ERISA or Section 4975 of the Code) in an aggregate amount exceeding (A) $5,000,000 in any year or (B)
$5,000,000 for all periods, (ii) an ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; (iii) a Loan Party or ERISA Affiliate shall fail to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; (iv) any event similar to the foregoing shall occur or exist with respect to a Foreign Plan; or (v) there shall be at any time a Lien imposed against the assets of any Loan Party or ERISA Affiliate under Section 412 or Section 430 of the Code or Sections 302, Section 303, or Section 4068 of ERISA.

(m)Invalidity of Loan Documents. Any Loan Document shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing or shall disavow in writing any of its obligations thereunder.

(n)Liens. Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral with an aggregate value of $1,000,000 or more, with the priority required by the applicable Collateral Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Lender’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Agreement, and in each case the foregoing is not cured within five (5) Business Days of the earlier of notice to Borrower thereof or an officer of a Loan Party having actual knowledge thereof.

(o)Licenses. There shall occur the loss, suspension or revocation of, or failure to renew any license or permit now held or hereafter acquired if such loss, suspension, revocation or failure to renew would reasonably be expected to have a Material Adverse Effect.
(p)Change of Control. A Change of Control shall occur.

Section 8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, then, and in every such event (other than an event described in Section 8.1(h) or (i)), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions (whether before or after the Closing Date), at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall become due and payable immediately, without

EXHIBIT 10.1

presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto) and thereupon such Cash Collateral shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and in case of any event described in Section 8.1(h) or (i), the Commitments shall automatically terminate (whether before or after the Closing Date) the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and Cash Collateral for the L/C Obligations as described above shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 2.10), any amounts received on account of the Secured Obligations shall be applied by the Lender in the following order:

First, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lender and amounts payable under Article 3), in each case payable to the Lender;

Second, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting accrued and unpaid fees under Section 3.2(b) and interest on the Loans, L/C Obligations and other Secured Obligations;

Third, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and L/C Obligations and the Cash Management Obligations;

Fourth, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable on such date;
Fifth, to the extent of any excess of such proceeds, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, to the extent of any excess of such proceeds, the balance, if any, after all of the Secured Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable) have been paid in full, to the Borrower or as otherwise required by law.

Subject to Section 2.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the Secured

EXHIBIT 10.1

Obligations, if any, in the order set forth above. Notwithstanding anything to the contrary set forth above, Excluded CEA Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section.

ARTICLE 9. GUARANTEE
Section 9.1    Guarantee.    Each Guarantor absolutely, unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the Secured Obligations. Each Guarantor further agrees that the Secured Obligations may be increased, extended, substituted, amended, renewed or otherwise modified, in whole or in part, without notice to or further consent from such Guarantor and such actions shall not affect the liability of such Guarantor hereunder. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any Secured Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. For the avoidance of doubt, with respect to each Guarantor, Secured Obligations shall not include any CEA Swap Obligation that constitutes an Excluded Swap Obligation with respect to such Guarantor.

Section 9.2 Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Lender to any of the security held for payment of the Secured Obligations or to any balance of any deposit account or credit on the books of the Lender in favor of the Borrower or any other Person.

Section 9.3 Fraudulent Transfer. Anything in this Credit Agreement to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer, obligation or conveyance under Section 548 of the Bankruptcy Code or any provisions of applicable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws
(specifically excluding, however, any liabilities of such Guarantor (i) in respect of intercompany debt owed or owing to the Borrower or Affiliates thereof to the extent that such debt would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (ii) under any Guarantee of senior unsecured debt or Indebtedness subordinated in right of payment to the Secured Obligations, which Guarantee is subject to a limitation as to maximum amount similar to that set forth in this Section 9.3, pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Guarantor pursuant to (A) applicable law or (B) any agreement providing for an equitable allocation among such Guarantor and other Affiliates of the Borrower of obligations arising under guarantees

EXHIBIT 10.1

by such parties (including the agreements described in Section 9.8.

Section 9.4 Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be returned by the Lender under any Debtor Relief Law, Fraudulent Transfer Law or otherwise.

Section 9.5 No Discharge or Diminishment of Guarantee. Except for termination of a Guarantor’s obligations as expressly provided in this Article 9, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Secured Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (a) the failure of the Lender to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Credit Agreement, (c) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Lender for the Secured Obligations or any of them, (d) any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations, or (e) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity other than the payment in full in cash of all of the Secured Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable). Each Guarantor expressly authorizes the Lender to take and hold security for the payment and performance of the Secured Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Secured Obligations, all without affecting the obligations of any Guarantor hereunder.

Section 9.6 Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the final payment in full in cash of all of the Secured Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable). The Lender may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Secured Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in

EXHIBIT 10.1

each case not yet due and payable) have been paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

Section 9.7 Agreement to Pay. In furtherance of the foregoing and not in limitation of any other right that the Lender has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Lender as designated thereby in cash the amount of such unpaid Secured Obligation. Upon payment by any Guarantor of any sums to the Lender as provided above, all rights of such Guarantor against the applicable Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 9.9.

Section 9.8 Contribution and Subrogation. In addition to all rights of indemnity and subrogation a Guarantor may have under applicable law (but subject to Section 9.9), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor hereunder, the Borrower shall indemnify such Guarantor for the full amount of such payment, and such Guarantor shall be subrogated to the rights of the Person to whom such payments shall have been made to the extent of such payment, and (b) in the event that any assets of any Guarantor shall be sold pursuant to any Loan Document to satisfy any claim of the Lender, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold. Each Guarantor (a “Contributing Guarantor”) agrees (subject to this paragraph) that, in the event a payment shall be made by any other Guarantor hereunder or assets of any other Guarantor shall be sold pursuant to any Loan Document to satisfy a claim of the Lender and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in this paragraph, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all Guarantors on the on the date hereof (or, in the case of any Person that becomes a Guarantor after the date hereof, the date of the Subsidiary Joinder Agreement executed and delivered by such Person). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this paragraph shall be subrogated to the rights of such Claiming Guarantor under this paragraph to the extent of such payment. Notwithstanding any provision of this paragraph to the contrary, all rights of its Guarantors under this paragraph and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated as provided in Section 9.9. No failure on the part of the Borrower or any Guarantor to make the payments required by this Section (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations under this paragraph, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor under this paragraph.

EXHIBIT 10.1

Section 9.9 Subordination. Notwithstanding any provision of this Guarantee Agreement to the contrary, all rights of the Guarantors under Sections 9.7 and 9.8 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be subordinated and junior to the payment in full in cash of the Secured Obligations. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 9.7 and 9.8 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder. The Borrower and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to the Borrower, any other Guarantor or any Subsidiary shall be subordinated and junior to the payment in full in cash of the Secured Obligations. In addition, any Lien on property of the Borrower or any other Loan Party now or hereafter held by any Guarantor is hereby subordinated to any Liens created under the Loan Documents. If any amount shall erroneously be paid to any Guarantor on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such debt of the Borrower or such other Loan Party, such amount shall be paid to the Lender to be credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

Section 9.10 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Credit Agreement in respect of CEA Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.10, or otherwise under this Credit Agreement, voidable under any Fraudulent Transfer Law, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Termination Date. Each Qualified ECP Guarantor intends that this Section 9.10 constitute, and this Section 9.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 9.11 Release of Guarantors. If any Equity Interest in any Guarantor is sold, transferred or otherwise disposed of pursuant to a transaction permitted by the Loan Documents and, immediately after giving effect thereto, such Guarantor shall no longer be a Subsidiary, then the obligations of such Guarantor under this Guarantee Agreement shall be automatically released.
ARTICLE 10.

MISCELLANEOUS

Section 10.1    Notices.

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as

EXHIBIT 10.1

follows:

(i)if to any Loan Party, to it in care of the Borrower at:

Par Technology Corporation 8383 Seneca Turnpike
New Hartford, New York 13413-4991 Attention: Principal Financial Officer Fax No: (315) 735-4191

(ii)if to the Lender, to the address, facsimile number, electronic mail address or telephone number specified on Schedule 10.1.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Electronic Communications. Each of the Lender and the Loan Parties may, in its or their discretion, agree to accept notices and other communications to such party hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 10.2    Waivers; Amendments.

(a)No failure or delay by the Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender under the Loan Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Loan Document

EXHIBIT 10.1

or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan and/or the issuance, amendment, extension or renewal of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b)Except as expressly provided by Section 3.3(b), neither this Credit Agreement, any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Lender.

Section 10.3    Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses. The Loan Parties, jointly and severally, shall pay (i) all reasonable and invoiced out-of-pocket expenses incurred by the Lender (including Attorney Costs), in connection with the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents, including, for the avoidance of doubt documents required by Section 6.12, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all invoiced out-of-pocket expenses incurred by the Lender (including Attorney Costs), in connection with the enforcement or protection of its rights (whether through negotiations, legal proceedings or otherwise) (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification by the Loan Parties. The Loan Parties, jointly and severally, shall indemnify the Lender (and any sub-agent thereof), the Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related invoiced and out-of-pocket expenses (including Attorney Costs), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any

EXHIBIT 10.1

other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto or (v) any government investigation, audit, hearing or enforcement action resulting from any Loan Party’s or any of its Affiliate’s noncompliance (or purported noncompliance) with any applicable Sanctions, other Anti-Terrorism Laws or Anti- Corruption Laws (it being understood and agreed that the Indemnitees shall be entitled to indemnification pursuant to this clause (including indemnification for fines, penalties and other expenses) regardless of whether any adverse finding is made against any Loan Party or any of its Affiliates), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and non- appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. To the extent that the indemnity set forth above in this paragraph shall be held to be unenforceable in whole or in part because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified amounts incurred by Indemnitees or any of them.

(c)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)Payments. All amounts due under this Section shall be payable promptly and in no event later than ten (10) Business Days after written demand therefor.
Section 10.4    Successors and Assigns.

(a)Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

EXHIBIT 10.1

(b)Assignments by Lender. The Lender may, with the consent of the Borrower unless a Default has occurred and is continuing or unless the assignment is of substantially all of Lender’s portfolio of loans of the same type as the Loans, at any time assign to one or more assignees all of its rights and obligations under this Credit Agreement (including all or a portion of the Commitments and the Loans). From and after the effective date of each such assignment, the assignee thereunder shall be a party to this Credit Agreement and have the rights and obligations of the Lender under this Credit Agreement, and the assigning Lender thereunder shall be released from its obligations under this Credit Agreement and shall cease to be a party hereto, but shall continue to be entitled to the benefits of Section 3.5 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(c)Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than (x) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or (y) a Person who, at the time of such participation, is a Sanctioned Person if the sale of such participation would violate applicable law) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) the Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Credit Agreement.

The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.4, 3.5 and
3.6 (subject to the requirements and limitations therein, including the requirements under Section 3.6 (it being understood that the documentation required under Section 3.6(g) shall be delivered to the participating Lender)) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment, or payment in duplication of a payment made to a Lender, under Sections 3.5 or 3.6, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were the Lender; provided that such Participant agrees to be subject to Section 2.8(h) as though it were the Lender. The Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in

EXHIBIT 10.1

the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.

(d)Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement and the Loan Documents to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(e)Cashless Settlement. Notwithstanding anything to the contrary contained in this Credit Agreement, the Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Credit Agreement, pursuant to a cashless settlement mechanism approved by the Borrower and the Lender.

Section 10.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Credit Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans and the issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any L/C Obligation or any fee or any other amount payable under the Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 3.4, 3.5 and 3.6 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the Termination Date.

Section 10.6    Counterparts; Integration; Effectiveness.

(a)Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Credit Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

(b)[Reserved]

EXHIBIT 10.1

Section 10.7 Severability. In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of any Loan Party or any of its Subsidiaries against any and all of the obligations of such Loan Party or such Subsidiary now or hereafter existing under this Credit Agreement or any other Loan Document to the Lender or Affiliate, irrespective of whether or not the Lender shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of such Loan Party or Subsidiary may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness, The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender and its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.9    Governing Law; Jurisdiction; Consent to Service of Process.

(a)Governing Law. This Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the for the Southern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c)Waiver of Objection to Venue. Each of the parties hereto irrevocably and

EXHIBIT 10.1

unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Service of Process. Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or fraudulent transfer law, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
Section 10.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or L/C Obligation, together with all fees, charges and other amounts that are treated as interest thereon under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding an interest in such Loan or L/C Obligation in accordance with applicable law, the rate of interest payable in respect of such Loan

EXHIBIT 10.1

or L/C Obligation hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan or L/C Obligation but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to the Lender in respect of other Loans or L/C Obligations or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

Section 10.14 Treatment of Certain Information; Confidentiality.

(a)The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Credit Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower, its Subsidiaries or the Credit Facility or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Lender or any of its Affiliates on a non-confidential basis from a source other than the Borrower or (C) is independently generated by the Lender or any of its Affiliates. In addition, the Lender may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, league table providers and other similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Credit Agreement, the other Loan Documents, and the Commitments.
(b)For purposes of this Section, “Information” means all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary or that is independently prepared by the Lender, provided that, in the case of information received from any Loan Party or any of its Subsidiaries after the Agreement Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to

EXHIBIT 10.1

do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Lender (and its Affiliates and partners, directors, officers, employees, agents, advisors and representatives) may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Lender relating to such tax treatment and tax structure.

(c)The Loan Parties agree, on behalf of themselves and their Affiliates, that they will not in the future issue any press releases or other public disclosure using the name of the Lender or its Affiliates or referring to this Credit Agreement or any of the other Loan Documents without the prior written consent of such Person, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event, the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(d)The Loan Parties consent to the publication by the Lender of customary advertising material relating to the Transactions using the name, product photographs, logo or trademark of the Loan Parties.

Section 10.15 USA PATRIOT Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the USA PATRIOT Act. Each Loan Party and the Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the USA PATRIOT Act.

Section 10.16 No Fiduciary Duty. Each Loan Party agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Loan Party and its Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Lender or any of its Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

[Signature pages follow]

EXHIBIT 10.1

EXHIBIT 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PAR TECHNOLOGY CORPORATION
By:

/s/ Bryan A. Menar
Name: Bryan A. Menar

Title: Chief Financial Officer & Vice President

PARTECH, INC.

By: /s/ Bryan A. Menar
Name: Bryan A. Menar

Title: Treasurer

AUSABLE SOLUTIONS, INC.
By: /s/ Bryan A. Menar
Name: Bryan A. Menar

Title: Treasurer

EXHIBIT 10.1

BRINK SOFTWARE INC.

By: /s/ Bryan A. Menar
Name: Bryan A. Menar

Title: Treasurer

PAR GOVERNMENT SYSTEMS CORPORATION
By: /s/ Bryan A. Menar
Name: Bryan A. Menar

Title: Treasurer

ROME RESEARCH CORPORATION
By: /s/ Bryan A. Menar
Name: Bryan A. Menar

Title: Treasurer

CITIZENS BANK, N.A., as Lender

By:
Name:

Title:

EXHIBIT 10.1

BRINK SOFTWARE INC.

By:	Name:
Title:

PAR GOVERNMENT SYSTEMS CORPORATION

By:	Name:
Title:

ROME RESEARCH CORPORATION

By:	Name:
Title:

CITIZENS BANK, N.A., as Lender

By: /s/ William Bliek
Name: William Bliek
Title: Vice President

EXHIBIT 10.1

SCHEDULE 2.1 COMMITMENTS

Lender	Revolving Commitment	Total Commitments
Citizens Bank, N.A.	$25,000,000	$25,000,000

EXHIBIT 10.1

SCHEDULE 4.1(f)

COLLATERAL DOCUMENTS AND RELATED REQUIREMENTS

(h)	Security Agreement

(i)	Copyright Security Agreement

(j)	Trademark Security Agreement

(k)	Patent Security Agreement

(l)	Perfection Certificate

(m)	Collateral Access Agreement for each location requested by Lender

(n)	Negative Pledge Agreement

EXHIBIT 10.1

SCHEDULE 5.6

Disclosed Matters

Actions, suits and/or proceedings by or before the U.S. Securities and Exchange Commission (“SEC”), U.S. Department of Justice (“DOJ”) or other Governmental Authorities arising out of or related to the SEC subpoena served on the Borrower on May 1, 2017 and/or the activities at the Borrower’s China and Singapore offices that were the subject of the Borrower’s Audit Committee’s internal investigation, including actions, suits and/or proceedings for violations of the U.S. Foreign Corrupt Practices Act (“FCPA”) and other laws or regulations.

SCHEDULE 5.13 SUBSIDIARIES; EQUITY INTERESTS

Name	Jurisdiction of Incorporation or Formation	Excluded Subsidiary (Yes/No and basis if Yes)	Owner and %age Ownership	Equity Required to be Pledged (Yes/No)

Loan Parties: PAR Technology Corporation, as the “Borrower”, and Ausable Solutions, Inc., ParTech, Inc., Brink Software, Inc., PAR Government Systems Corporation and Rome Research Corporation, collectively, the
“Subsidiary Guarantors”

PAR Technology Corporation	Delaware	No	Publicly Traded, NYSE	No
Greater than 10% beneficial owners: 1 Dr. John W. Sammon, Deanna D. Sammon J.W. Sammon Corp Sammon Family Limited Partnership
Ausable Solutions,	Delaware	No	Direct Subsidiary	Yes
Inc.			PAR Technology
Corporation owns
100% of the equity
interests of Ausable
Solutions, Inc.
PAR Canada ULC	Alberta, Canada	Yes/Foreign Subsidiary	Direct Subsidiary Ausable Solutions, Inc. owns 100% of the equity interests of PAR Canada, ULC	No
Indirect Subsidiary PAR Technology Corporation

1 Based on a review of Schedule 13G and Schedule 13D filings as of the date of the Credit Agreement

Name	Jurisdiction of Incorporation or Formation	Excluded Subsidiary (Yes/No and basis if Yes)	Owner and %age Ownership	Equity Required to be Pledged (Yes/No)
PAR U.K. Corp.	New York	Yes/subsection (d) of the definition of Excluded Subsidiary	Direct Subsidiary PAR Technology Corporation owns 100% of the equity interests of PAR U.S. Corp.	No
ParTech, Inc	New York	No	Direct Subsidiary PAR Technology Corporation owns 100% of the equity interests of ParTech, Inc.	Yes
PAR Springer- Miller Systems, Inc.	Delaware	Yes/subsection (d) of the definition of Excluded Subsidiary	Direct Subsidiary ParTech, Inc. owns 100% of the equity interests of PAR Springer-Miller Systems, Inc. Indirect Subsidiary PAR Technology Corporation	No
Springer-Miller International, LLC	Delaware	Yes/subsection (d) of the definition of Excluded Subsidiary	Direct Subsidiary PAR Springer- Miller Systems, Inc. owns 100% of the equity interests of Springer-Miller International, LLC Indirect Subsidiary PAR Technology Corporation ParTech, Inc.	No

Name	Jurisdiction of Incorporation or Formation	Excluded Subsidiary (Yes/No and basis if Yes)	Owner and %age Ownership	Equity Required to be Pledged (Yes/No)
Springer-Miller Canada, ULC	Nova Scotia, Canada	Yes/Foreign Subsidiary

Direct Subsidiary Springer-Miller International, LLC owns 100% of the equity interests of Springer-Miller Canada, ULC

Indirect Subsidiary PAR Springer- Miller Systems, Inc ParTech, Inc
PAR Technology Corporation
No
ParTech (Shanghai) Co., Ltd.	China	Yes/ Foreign Subsidiary	Direct Subsidiary ParTech, Inc. owns 100% of the equity interests of ParTech (Shanghai) Co., Ltd Indirect Subsidiary PAR Technology Corporation	Yes - Material First Tier Foreign Subsidiary - no greater than 65% of its voting Equity Interests
Brink Software, Inc.	California	No	Direct Subsidiary ParTech, Inc. owns 100% of the equity interests of Brink Software, Inc. Indirect Subsidiary PAR Technology Corporation	Yes
PAR Springer- Miller Systems Private Ltd.	India	Yes/Foreign Subsidiary	Direct Subsidiary PAR Technology Corporation owns 100% of the equity interests of PAR Springer-Miller Systems Private Ltd.	No
PAR Microsystems Domestic International Sales Corporation	New York	Yes/subsection (d) of the definition of Excluded Subsidiary	Direct Subsidiary PAR Technology Corporation owns 100% of the equity	No

interests of PAR Microsystems Domestic International Sales Corporation
PAR Microsystems, S.A. (Proprietary) Limited	South Africa	Yes/subsection (d) of the definition of Excluded Subsidiary	Direct Subsidiary PAR Technology Corporation owns 100% of the equity interests of PAR Microsystems, S.A.	No
PAR Government Systems Corporation	New York	No	Direct Subsidiary PAR Technology Corporation owns 100% of the equity interests of PAR Government Systems Corporation	Yes
Rome Research Corporation	New York	No	Direct Subsidiary PAR Government Systems Corporation owns 100% of the equity interests of Rome Research Corporation	Yes
Indirect Subsidiary PAR Technology Corporation
PAR Technology Australia Pty Ltd	Australia	Yes/Foreign Subsidiary	Direct Subsidiary Rome Research Corporation owns 100% of the equity interests of PAR Technology Australia Pty Ltd	No
Indirect Subsidiary PAR Government Systems Corporation PAR Technology Corporation

PAR Logistics Management Systems Corporation	New York	Yes/subsection (d) of the definition of Excluded Subsidiary	Direct Subsidiary PAR Technology Corporation owns 100% of the equity interests of PAR Logistics Management Systems Corporation	No
Par-Siva Corporation	New York	Yes/subsection (d) of the definition of Excluded Subsidiary	Direct Subsidiary PAR Technology Corporation owns 100% of the equity interests of Par-Siva Corporation	No

Pledged Stock

Issuer	Issued/Outstanding Equity Interests	Pledged Interests	Pledgor	Certificate No(s).
ParTech, Inc.	20,000	20,000	Borrower	Nos. 1 – 20
PAR Government Systems Corporation	1,000	1,000	Borrower	No. 1
Ausable Solutions, Inc.	10,000	10,000	Borrower	No. C-1
ParTech (Shanghai) Co., Ltd	100%	65%	ParTech, Inc.	No. 01
Rome Research Corporation	100%	100%	PAR Government Systems Corporation	No. 21-R
Brink Software, Inc.	1,057,194	1,057,194	ParTech, Inc.	Nos. 37, 41

SCHEDULE 5.14

Insurance

Description of all property and liability insurance maintained by or on behalf of the Loan Parties and their Subsidiaries.

Domestic: General Liability Automobile Umbrella
Workers' Compensation
Property (Includes flood/earth movement/wind/business income) Ocean Cargo
Cyber Liability (Professional Liability and Security & Privacy Liability)

Foreign/Overseas Coverage (Singapore/China/France/England/United Arab Emirate) General Liability
Automobile
Workers' Compensation Property

Canada: Automobile Property

Australia: General Liability Property

SCHEDULE 5.16(a)

UCC filing offices

Debtor Name	UCC Filing Office(s)
PAR Technology Corporation	Delaware Secretary of State
Ausable Solutions, Inc.	Delaware Secretary of State
Brink Software, Inc.	California Secretary of State
ParTech, Inc.	NYS, Department of State, Secretary of State
PAR Government Systems Corporation	NYS, Department of State, Secretary of State
Rome Research Corporation	NYS, Department of State, Secretary of State

EXHIBIT 10.1

SCHEDULE 5.19 OWNED REAL PROPERTY

Loan Party	Address	Owned or Leased	If Leased, Name and Address of Record Owner
PAR Technology Corporation	8383 Seneca Turnpike New Hartford, NY 13413 Tax Parcel ID No. 328.00-3-10-1 (PAR Headquarters)	Owned
PAR Technology Corporation	8387 Seneca Turnpike New Hartford, NY 13413 Tax Parcel ID No. 328.00-3-10-2 (Athletic Facility) (1)	Owned
PAR Technology Corporation	8383 Seneca Turnpike New Hartford, NY 13413 Tax Parcel ID No. 328.00-3-10-3 (Vacant Lot) (1)	Owned

(1)	Currently under contract for sale.

EXHIBIT 10.1

SCHEDULE 7.1 EXISTING INDEBTEDNESS
1.    PAR Technology Corporation is indebted to NBT Bank, N.A. pursuant to a loan, secured by a mortgage on real property situated at 8387 Seneca Turnpike, New Hartford, New York 13413. At March 31, 2018, the principal balance was $0.3 million. The loan matures on November 1, 2019 and bears interest at 4.0% (fixed) through maturity. The annual loan payment including interest through November 1, 2019 totals $0.3 million.

2.    The stock purchase agreement dated September 18, 2014 among Brink Software, Inc. and its shareholders and PAR Technology Corporation and ParTech, Inc. provides, in the event certain defined revenues are determined to have been achieved in 2015, 2016, 2017 and 2018 ("contingent consideration period"), ParTech, Inc. is obligated to pay additional purchase price consideration ("Brink Earn Out"). The fair value of the Brink Earn Out as of December 31, 2018 was estimated to be $3,000,000. Whether the Brink Earn Out will actually be earned and, if so, the actual amount to be paid, depends upon future revenue events.

3.    ParTech, Inc. is guarantor under two Equipment Finance Agreements, one dated as of December 17, 2014 and the other December 19, 2014, through a Contract Repurchase Agreement with Wells Fargo Financial Leasing, Inc. dated December 31, 2014.

EXHIBIT 10.1

SCHEDULE 7.2 EXISTING LIENS

Loan Party/Debtor	Secured Party	Collateral	Filing Type
PAR Technology Corporation	NBT Bank, N.A.	Mortgage & Assignment of Leases and Rents Lien/Fixture Filing
Mortgage Recorded on April 11, 2000 in Book 3329 of Mortgages @ 343 & Assignment of Leases and Rents Recorded on April 11, 2000 in Book 2913 of Deeds at page 56

UCC –Fixture Filing Office of NY Secretary of State
Filing Date:11/21/2016 File#201611210555451

Oneida County Clerk Filing Date: 4/11/2000 File#001686

EXHIBIT 10.1

None

SCHEDULE 7.4 EXISTING INVESTMENTS

EXHIBIT 10.1

None

SCHEDULE 7.10 EXISTING RESTRICTIONS

EXHIBIT 10.1

SCHEDULE 10.1

Notice Information

Citizens Bank, N.A.
126 East Avenue - Suite 100 Mail Stop - NYE250 Rochester, New York 14604 Attention:    William Bliek
Vice President, Commercial Banking 585.292.4168 (Office)
585.423.7150 (Fax)
william.bliek@citizensbank.com